EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 18, 2015, is made by and among Bay Bancorp, Inc., a Maryland corporation (“Bay”), Hopkins Bancorp, Inc., a Maryland corporation (“Hopkins”), and, solely with respect to Section 5.11 hereof, Alvin M. Lapidus (the “Controlling Stockholder”).

RECITALS

WHEREAS, Bay owns directly all of the outstanding capital stock of Bay Bank, FSB, a federally-chartered savings bank (“Bay Bank”);

WHEREAS, Hopkins owns directly all of the outstanding capital stock of Hopkins Federal Savings Bank, a federally-chartered savings bank (“Hopkins Bank”);

WHEREAS, Bay and Hopkins desire for Hopkins to merge with and into Bay, with Bay surviving the Merger, in accordance with the Laws of the State of Maryland and this Agreement, and immediately thereafter have Hopkins Bank merge with and into Bay Bank, with Bay Bank surviving the Bank Merger, in accordance with the HOLA;

WHEREAS, as a condition and inducement to Bay entering into this Agreement, each of the Persons listed on Exhibit A is concurrently executing a Support Agreement in the form attached as Exhibit B;

WHEREAS, the Controlling Stockholder has a controlling interest in Hopkins via his ownership of Hopkins Common Stock and desires to join in this Agreement solely for the purposes set forth in Section 5.11 of this Agreement; and

WHEREAS, Bay, Hopkins and the Controlling Stockholder desire to provide for certain undertakings, conditions, representations, warranties, and covenants in connection with the transactions contemplated hereby and governing the transactions contemplated herein.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, agreements, representations and warranties herein contained, the parties, intending to be legally bound hereby, agree as follows:

ARTICLE I.
GENERAL

Section 1.1            Recitals.

The information contained in the Recitals is a substantive part of this Agreement and is incorporated herein and made a part hereof by reference.

Section 1.2            Definitions.

As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means a bona fide written proposal for: (a) a merger or consolidation of, a share engage involving, or an acquisition of 50% or more of the assets or liabilities of, Hopkins or any Hopkins Subsidiary, or any other business combination involving Hopkins or any Hopkins Subsidiary; or (b) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, ten percent (10%) or more of the then outstanding shares of Hopkins Common Stock or the then outstanding equity securities of any Hopkins Subsidiary.

Affiliate means, with respect to any Entity, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Entity and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than 10% of the equity or voting securities of the Entity.

AFTAP means adjusted funding target attainment percentage.

Agreement means this Agreement and Plan of Merger, including any amendment or supplement hereto.

Application means an application for regulatory approval that is required to consummate the Contemplated Transactions.

Article III Standard has the meaning given to the term in Article III of this Agreement.

Article IV Standard has the meaning given to the term in Article IV of this Agreement.

Articles of Merger means the articles of merger to be executed by Bay and Hopkins and filed with SDAT in accordance with the MGCL.

Bank Merger has the meaning given to the term in Section 1.4 of this Agreement.

Bank Merger Agreement has the meaning given to the term in Section 1.4 of this Agreement.

Bay has the meaning given to the term in the preamble of this Agreement.

Bay Bank has the meaning given to the term in the Recitals section of this Agreement.

Bay Common Stock means the common stock, par value $1.00 per share, of Bay, which is the only class of capital stock currently authorized for issuance by Bay’s articles of incorporation.

Bay Companies means Bay, Bay Bank, and all other Bay Subsidiaries, collectively.

Bay Counteroffer has the meaning given such term in Section 5.7(b) of this Agreement.

Bay Disclosure Schedule means, collectively, the disclosure schedules delivered by Bay to Hopkins at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.10(d) of this Agreement.

Bay Governing Documents has the meaning given to the term in Section 4.1(d) of this Agreement.

Bay Subsidiaries means the Subsidiaries of Bay.

Bay Termination Fee has the meaning given to the term in Section 8.3 of this Agreement.

Benefit Plans means any employee pension benefit plans within the meaning of ERISA Section 3(2), profit sharing plans, stock purchase plans, deferred compensation and supplemental income plans, supplemental executive retirement plans, annual incentive plans, group insurance plans, and all other employee welfare benefit plans within the meaning of ERISA Section 3(1) (including vacation pay, sick leave, short-term disability, long-term disability, and medical plans) and all other employee benefit plans, policies, agreements and arrangements currently maintained or contributed to for the benefit of the employees or former employees (including retired employees) and any beneficiaries thereof or directors or former directors of Hopkins or any other Entity that, together with Hopkins, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

Bonuses has the meaning given the term in Section 5.1(d) of this Agreement.

Burdensome Condition has the meaning given to the term in Section 5.5(a) of this Agreement.

Business Day(s) means any day or days other than (a) Saturday, (b) Sunday or (c) a day on which Hopkins Bank or Bay Bank is authorized or obligated by applicable law or executive order to close.

Calculation Date has the meaning given to the term in Section 2.2(a) of this Agreement.

Cash Dividend has the meaning given to the term in Section 5.2 of this Agreement.

Cause means (a) any act or failure to act that constitutes fraud, dishonesty, incompetence, willful misconduct, breach of fiduciary duty, personal dishonesty, failure to adequately perform his or her duties as an officer or employee of the employer, or violation of any Law (other than a traffic violation or similar offense) or any final regulatory order or agreement with the employer; (b) the conviction of employee of a felony or crime involving moral turpitude; (c) employee’s entering into any employment or similar relationship with a Person other than Bay or a Bay Subsidiary; (d) employee’s diversion of any business opportunity from employer (other than on behalf of employer or with the prior written consent of employer’s board of directors); or (e) conduct by employee that results in removal or suspension of employee as an officer or employee of employer pursuant to a written order by any regulatory agency with authority or jurisdiction over employer.

CERCLA means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601, et seq.

CD has the meaning given such term in Section 5.11 of this Agreement.

CFPB means the Consumer Financial Protection Bureau.

Closing has the meaning given to the term in Section 1.3(a) of this Agreement.

Closing Date has the meaning given to the term in Section 1.3(a) of this Agreement.

Commercial Law Article has the meaning given the term in Section 3.23(b) of this Agreement.

Confidentiality Agreement means the Confidentiality Agreement between Bay and Hopkins dated November 11, 2015.

Contemplated Transactions means all of the transactions contemplated by this Agreement including the (a) Merger, (b) Bank Merger, (c) payment in full of the Cash Dividend and (d) performance by Bay and Hopkins of their respective covenants and obligations under this Agreement.

Controlling Stockholder has the meaning given to the term in the preamble of this Agreement.

CRA means the Community Reinvestment Act, 12 U.S.C. §§ 2901 et seq.

Credit Extension means any loan, credit facility, line of credit or letter of credit.

Dissenting Shares has the meaning given to the term in 2.1(b)(i) of this Agreement.

Effective Date means the date that includes the Effective Time, which shall be as soon practicable after the Closing Date.

Effective Time means the time at which the Articles of Merger are filed with SDAT and become effective in accordance with the MGCL.

Entity means any corporation, limited liability company, partnership, sole proprietorship, trust, joint venture, or other form of organization.

Environmental Assessment means an environmental assessment that is consistent with ASTM 1527-05 or 40 C.F.R. Part 312 and that may include an assessment of the (a) presence of hazardous, toxic, radioactive, or dangerous materials or other materials regulated under Environmental Laws, or (b) presence, amount, physical condition and location of asbestos-containing materials and lead-based paint or an assessment of indoor environmental issues.

Environmental Laws means any applicable federal, state or local Law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials. Environmental Laws include without limitation: (i) CERCLA; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local Laws; and (ii) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Hazardous Materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means any Entity that, together with Hopkins, is treated as a single employer under IRC Sections 414(b), (c), (m) or (o).

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Exchange Agent means American Stock Transfer & Trust Company, or such other agent as shall be designated by Bay to act as the exchange agent for purposes of conducting the exchange procedure described in Section 2.3 of this Agreement

Exchange Fund has the meaning given to the term in Section 2.3(a) of this Agreement.

FDIC means the Federal Deposit Insurance Corporation.

FHFA means the Federal Housing Finance Agency.

FHLB means the Federal Home Loan Bank of Atlanta.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means accounting principles generally accepted in the United States.

Hazardous Materials means: (a) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (b) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (c) any other chemical, material, waste or substance that is in any way regulated for the protection of human health or environment by any Regulatory Authorities, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead.

HOLA means the Home Owners Loan Act of 1933, as amended.

Hopkins has the meaning given to the term in the preamble of this Agreement.

Hopkins Assets has the meaning given such term in Section 2.2(d) of this Agreement.

Hopkins Bank has the meaning given to the term in the Recitals section of this Agreement.

Hopkins Certificate means a certificate that immediately prior to the Effective Time represents issued and outstanding shares of Hopkins Common Stock.

Hopkins Common Stock has the meaning given to the term in Section 3.2(a) of this Agreement.

Hopkins Common Stockholder is any holder of record of Hopkins Common Stock immediately prior to the Closing.

Hopkins Common Stockholders’ Meeting has the meaning given such term in Section 5.7(a) of this Agreement.

Hopkins Companies means Hopkins, Hopkins Bank, and any other Hopkins Subsidiary, collectively.

Hopkins Disclosure Schedule means, collectively, the disclosure schedules delivered by Hopkins to Bay at or prior to the execution and delivery of this Agreement, as may be updated pursuant to Section 5.10(d) of this Agreement.

Hopkins Expenses has the meaning given the term in Section 8.1 of this Agreement.

Hopkins Financials means the balance sheets of Hopkins at December 31, 2013 and 2014 and the statements of income, statements of comprehensive income (loss), statements of changes in shareholders’ equity and statements of cash flows for Hopkins for the years ended December 31, 2013 and 2014, and the notes thereto, as audited by Stegman & Company, (b) the balance sheets of Hopkins at December 31, 2014 and 2015 and the statements of income, statements of comprehensive income (loss), statements of changes in shareholders’ equity and statements of cash flows for Hopkins for the years ended December 31, 2014 and 2015, and the notes thereto, to be audited by Stegman & Company and delivered or made available within 90 days of December 31, 2015, (c) the unaudited interim financial statements of Hopkins for the quarter and nine months ended September 30, 2015, (d) the unaudited interim financial statements of Hopkins for each calendar quarter commencing with the quarter ended March 31, 2016, to be delivered or made available within 45 days after the end of the respective quarter, and (e) unaudited financial statements for each month end commencing with the month ended October 31, 2015, to be delivered within 20 days after the end of the respective month.

Hopkins Governing Documents has the meaning given to the term in Section 3.1(f) of this Agreement.

Hopkins Indemnified Party has the meaning given such term in Section 5.9(e) of this Agreement.

Hopkins Returns means Returns in respect of Hopkins Taxes.

Hopkins Subsidiaries means all of the Subsidiaries of Hopkins, as set forth in Hopkins Disclosure Schedule 3.1(d).

Hopkins’ Tangible Book Value has the meaning given the term in Section 2.2(a) of this Agreement.

Hopkins Taxes means Taxes that any of the Hopkins Companies was or is required to pay, withhold or collect.

Hopkins Termination Fee has the meaning given to the term in Section 8.2 of this Agreement.

Intellectual Property has the meaning given to the term in Section 3.17(a) of this Agreement.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

IT Assets has the meaning given to the term in Section 3.17(a) of this Agreement.

Knowledge of Bay means the actual knowledge of the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer of Bay, and the President and Chief Executive Officer, the Chief Financial Officer, the Chief Credit Officer, and the Chief Lending Officer of Bay Bank, or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for Bay or Bay Bank, as applicable.

Knowledge of Hopkins means the actual knowledge of the Chairman of the Board, the President, and the Chief Financial Officer of Hopkins, and the President, the Chief Financial Officer, the Chief Credit Officer and the Chief Lending Officer of Hopkins Bank, or, if no individual is named to any of such positions, the individual or individuals who perform a similar function for Hopkins or Hopkins Bank, as the case may be.

Law means any and all foreign, federal, state and local laws, statutes, ordinances, rules, regulations, codes, and rules of common law, in each case as amended to date, and any and all judicial and administrative interpretations thereof, any judicial and administrative orders, decrees, judgments, injunctions and writs, any and all policies and directives (including, without limitation, any directive relating to minimum capital levels) issued by any Regulatory Authorities, and any and all written legally permissible waivers or exceptions granted by any Regulatory Authorities with respect to compliance with any of the foregoing.

Letter of Credit Liability has the meaning given to the term in Section 5.11 of this Agreement.

Letter of Transmittal has the meaning given to the term in Section 2.3(b) of this Agreement.

Liens means all liens, pledges, charges, security interests, mortgages, claims, or other encumbrances of any kind.

Material Adverse Effect means, with respect to Hopkins or Bay, respectively, any effect, change, circumstance, development or occurrence that individually, or taken in the aggregate together with all other effects, changes, circumstances, developments or occurrences, that (a) is or is reasonably likely to be material and adverse to the financial condition, results of operations or business of Hopkins and the Hopkins Subsidiaries taken as a whole, or Bay and the Bay Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of either Hopkins, on the one hand, or Bay, on the other hand, to perform its obligations under this Agreement or otherwise materially threatens or materially impedes or delays the consummation of the Contemplated Transactions, other than, in each case, any change, circumstance, development, occurrence or effect relating to (i) any change in the value of the respective loan or investment portfolios of the Hopkins Companies or the Bay Companies resulting from a change in interest rates generally, (ii) any change occurring after the date hereof in any Law or interpretations thereof by Regulatory Authorities or in GAAP or applicable regulatory accounting principles, which change affects banking institutions generally, including any change affecting the Deposit Insurance Fund, (iii) changes in general economic (except in the context of determining a Material Adverse Effect for purposes of asset quality), capital market (except in the context of determining a Material Adverse Effect for purposes of asset quality), legal, regulatory or political conditions affecting banking institutions generally, (iv) the effects of compliance with this Agreement on the operating performance of Hopkins or Bay, as the case may be, including the reasonable expenses incurred in connection with this Agreement and the Contemplated Transactions, (v) with respect to Hopkins, any impact on its financial condition or results of operations of the payment of the Cash Dividend pursuant to Section 5.2 of this Agreement, (vi) actions or omissions of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement with the prior written consent of the other party in contemplation of the Contemplated Transactions (including without limitation any actions taken pursuant to Sections 5.2, 5.5, 5.6, 5.7, 5.9, or 5.10 of this Agreement), (vii) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (viii) any change resulting from any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, (ix) the impact of the Agreement and the Contemplated Transactions on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement), and (x) the public disclosure of this Agreement or the Contemplated Transactions; except, in any such case, to the extent any such change, effect, development, occurrence or circumstance has or would have a disproportionate effect on the business of Hopkins or Bay, as the case may be, relative to other similarly-situated Persons.

Measurement Date has the meaning given to the term in Section 2.2(a) of this Agreement.

Merger means the merger of Hopkins with and into Bay, pursuant to the provisions of the MGCL, whereupon (a) the separate existence of Hopkins shall cease and Bay shall be the surviving corporation and (b) all of the outstanding shares of Hopkins Common Stock will be converted into the right to receive the Merger Consideration as contemplated by this Agreement.

Merger Consideration has the meaning given the term in Section 2.2(b) of this Agreement.

MGCL means the Maryland General Corporation Law, as amended.

Non-Operational Subsidiaries has the meaning given to the term in Section 3.1(g) of this Agreement.

Non-Residential Credit Extension means a Credit Extension other than for an owner occupied residence.

OCC means the Office of the Comptroller of the Currency.

PBGC means the Pension Benefit Guaranty Corporation.

Per Share Merger Consideration has the meaning given to the term in Section 2.2(c) of this Agreement.

Person means an individual, an Entity and any Regulatory Authority; provided, however, that if any provision of this Agreement in which the term “person” is used specifies a particular definition of “person” for purpose of that provision, then the term shall have the meaning so defined.

Pre-Closing Period means the period commencing on the date of execution of this Agreement through the earlier of (a) the Closing Date and (b) the date this Agreement is terminated pursuant to Article VII herein.

Proxy Statement means the notice of meeting and proxy statement, together with any supplements and other disclosure documents related thereto, to be drafted by Hopkins and its counsel and sent to holders of Hopkins Common Stock in connection with the Hopkins Common Stockholders’ Meeting.

Real Property has the meaning given to the term in Section 3.15(a) of this Agreement.

Regulatory Agreement has the meaning given to the term in Section 3.11(e)(iii) of this Agreement.

Regulatory Authority means any federal, state or local governmental authority, agency, court or instrumentality, or any self-regulatory organization, including, without limitation, the SEC, the OCC, the OTS, the FRB, the FDIC, The NASDAQ Stock Market, and the respective staffs thereof.

REO means real property that the Hopkins Companies classify as other real estate owned for financial statement reporting and regulatory purposes.

Representatives means, with respect to an Entity, such Entity’s officers, directors, or employees, or any investment bankers, financial advisors, attorneys, accountants, consultants, agents or other representative retained by any of them.

Residential Credit Extension means a Credit Extension for an owner occupied residence.

Retained Employees has the meaning given the term in Section 5.9(b)(i) of this Agreement.

Retention Letters has the meaning given such term in Section 5.9(b)(ii) of this Agreement.

Returns means all reports, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents that obligate an Entity to issue its securities.

SDAT means the Maryland State Department of Assessments and Taxation.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Securities Laws means the Securities Act, the Exchange Act, and any applicable state blue sky laws, collectively.

Security Agreement has the meaning given such term in Section 5.11 of this Agreement.

Severance Formula means:

(a) with respect to non-exempt employees, the sum of (i) two (2) weeks of pay and (ii) one (1) additional week of pay for each full year of employment, up to a maximum of 12 weeks of severance pay, calculated based on (x) the base salary or other base rate of pay in effect for such employee immediately prior to the Effective Time and (y) years of employment with Hopkins or a Hopkins Subsidiary and, if applicable, Bay or a Bay Subsidiary;

(b) with respect to exempt officers and exempt employees with less than five (5) full years of employment, the sum of (i) six (6) weeks of pay and (ii) one (1) additional week of pay for each full year of employment, up to a maximum of 10 weeks of severance pay, calculated based on (x) the base salary or other base rate of pay in effect for such officer or employee immediately prior to the Effective Time and (y) years of employment with Hopkins or a Hopkins Subsidiary and, if applicable, Bay or a Bay Subsidiary; and

(c) with respect to exempt officers and exempt employees with at least five (5) full years of employment, the sum of (i) 12 weeks of pay and (ii) two (2) additional weeks of pay for each full year of employment beyond the fifth (5th) full year of employment, up to a maximum of 26 weeks of severance pay, calculated based on (x) the base salary or other base rate of pay in effect for such officer or employee immediately prior to the Effective Time and (y) years of employment with Hopkins or a Hopkins Subsidiary and, if applicable, Bay or a Bay Subsidiary.

Subsidiary means any Entity, 50% or more of the equity interest of which is owned, either directly or indirectly, by another Entity, except any Entity, the interest in which is held in the ordinary course of the lending or fiduciary activities of a bank.

Superior Proposal has the meaning given to the term in Section 5.7(b) of this Agreement.

Support Agreement has the meaning given to the term in recitals of this Agreement.

Tail Policy has the meaning given the term in Section 5.9(d) of this Agreement.

Tax and Taxes means, individually and collectively, all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, PBGC premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing.

Tax Agent has the meaning given the term in Section 5.7(f)(ii) of this Agreement.

Tax Agent Agreement has the meaning given the term in Section 5.7(f)(ii) of this Agreement.

Taxing Authority means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising Tax regulatory authority.

Unsecured Letters of Credit has the meaning given the term in Section 3.8(d) of this Agreement.

Section 1.3            The Merger and Related Transactions.

(a)                Closing. The closing of the Contemplated Transactions (the “Closing”) will take place at the offices of Gordon Feinblatt LLC located at 233 East Redwood Street, Baltimore, Maryland, at a time and date, within 10 days following the Measurement Date, to be agreed upon by the parties hereto subsequent to the time that all conditions to Closing set forth in Article VI of this Agreement (other than the delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) have been satisfied or waived (the “Closing Date”), subject to the provisions of Section 7.1.

(b)               The Merger. Subject to the terms and conditions of this Agreement and in accordance with the Laws of the State of Maryland, at the Effective Time:

(i)                 Hopkins shall merge with and into Bay;

(ii)               The separate existence of Hopkins shall cease;

(iii)             Bay shall be the surviving corporation in the Merger;

(iv)             Each share of Hopkins Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Per Share Merger Consideration as provided in Article II of this Agreement; and

(v)               All of the property (real, personal and mixed), rights, powers, duties, obligations and liabilities of Hopkins shall be taken and deemed to be transferred to and vested in Bay, as the surviving corporation in the Merger, without further act or deed.

(c)                Bay’s Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation and bylaws of Bay, as in effect immediately prior to the Effective Time, shall automatically be and remain the articles of incorporation and bylaws of Bay, as the surviving corporation in the Merger, until thereafter altered, amended or repealed.

(d)               Bay’s and Bay Bank’s Boards of Directors and Officers.

(i)                 At the Effective Time, the directors of Bay duly elected and holding office immediately prior to the Effective Time shall be the directors of Bay, as the surviving corporation in the Merger.

(ii)               At the Effective Time, the officers of Bay duly elected and holding office immediately prior to the Effective Time shall be the officers of Bay, as the surviving corporation in the Merger.

Section 1.4            The Bank Merger.

Subject to the terms and conditions of the Plan of Merger attached hereto as Exhibit C (the “Bank Merger Agreement”) and in accordance with the HOLA, immediately after the Merger, Hopkins Bank shall be merged with and into Bay Bank and the separate existence of Hopkins Bank shall cease (the “Bank Merger”). Bay Bank shall be the surviving Entity in the Bank Merger and shall continue its existence as a federally-chartered savings bank under the HOLA, and as a wholly-owned operating subsidiary of Bay.

ARTICLE II.

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.1            Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of Hopkins or of the stockholders of Bay:

(a)                Conversion of Hopkins Common Stock. Each share of Hopkins Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares) shall be converted into the right to receive the Per Share Merger Consideration described in Section 2.2(c). At the Effective Time, each share of Hopkins Common Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Hopkins Certificate shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Hopkins Certificate in accordance with Section 2.3(b), without interest. The right of any holder of a Hopkins Certificate to receive any part of the Merger Consideration shall, to the extent provided in Section 2.3(e), be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(b)               Dissenting Shares.

(i)                 Shares of Hopkins Common Stock that are issued and outstanding immediately prior to the Closing and which are held by Hopkins Common Stockholders who have not voted in favor of or consented to the Merger and who are entitled to demand and have properly demanded their rights to be paid the fair value of such shares in accordance with Subtitle 2 of Title 3 of the MGCL (the “Dissenting Shares”) shall not be canceled and converted into the right to receive the Merger Consideration, and such Hopkins Common Stockholders shall be entitled to only such rights as are granted by Subtitle 2 of Title 3 of the MGCL; provided, however, that if any such Hopkins Common Stockholder shall fail to perfect or shall effectively waive, withdraw or lose such rights under Subtitle 2 of Title 3 of the MGCL, then such Hopkins Common Stockholder’s Dissenting Shares in respect of which the Hopkins Common Stockholder would otherwise be entitled to receive fair value under Subtitle 2 of Title 3 of the MGCL shall thereupon be deemed to have been canceled, at the Effective Time, and the Hopkins Common Stockholder shall be entitled to receive the Merger Consideration with respect to such shares (payable without any interest thereon) as compensation for such cancellation. All payments in respect of Dissenting Shares, if any, will be made by Bay.

(ii)               Hopkins shall give Bay (A) prompt notice of any notice received by Hopkins of intent to demand the fair value of any shares of Hopkins Common Stock, withdrawals of such notices and any other instruments or notices served pursuant to Subtitle 2 of Title 3 of the MGCL and (B) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Subtitle 2 of Title 3 of the MGCL. Hopkins shall not, except with the prior written consent of Bay or as otherwise required by an order, writ, injunction, decree, judgment or stipulation issued, promulgated or entered into by or with any Regulatory Authority applicable to Hopkins, (C) make any payment or other commitment with respect to any such exercise of appraisal rights, (D) offer to settle or settle any such rights or (E) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the MGCL.

(c)                Bay Common Stock. Each share of Bay Common Stock that is issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, continue to be issued and outstanding.

Section 2.2            Merger Consideration.

(a)                Calculation of Hopkins Tangible Book Value. On a date (the “Calculation Date”) that is not more than eight days following the last Business Day of the month that immediately precedes the month in which the Closing Date is to occur (the “Measurement Date”), Hopkins shall calculate Hopkins’ total equity capital less intangible assets, if any, as of the Measurement Date, after giving effect to the payment (whether or not actually paid as of such date) of (i) the Cash Dividend, (ii) all Hopkins Expenses and (iii) the Bonuses (such amount, “Hopkins’ Tangible Book Value”). Hopkins shall, within one day after the Calculation Date but in no event later than one day prior to the Closing Date, provide Bay with its calculation of the Hopkins Tangible Book Value and any supporting documentation necessary for Bay to review such calculation. For such purpose and subject to the last two sentences of this paragraph, the term “total equity capital” shall have the meaning given the term “Total Equity” in the unaudited consolidated balance sheet of Hopkins at September 30, 2015 and shall be calculated in the same manner, and using the same methodology, in which Hopkins calculated such Total Equity. Without limiting the intent of the foregoing sentence, all investment securities shall be valued using the same third-party vendor and methodology as was used in the preparation of the consolidated balance sheet at September 30, 2015 that was included in the Hopkins’ Financials. At least 30 days prior to the Calculation Date, Hopkins shall submit the proposed methodology for valuing its investment securities to Bay for approval, which approval shall not be unreasonably denied, delayed or conditioned.

(b)               Aggregate Merger Consideration. The aggregate consideration payable with respect to all shares of Hopkins Common Stock that are issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) upon the surrender of all Hopkins Certificates and Letters of Transmittal pursuant to Section 2.3(b) (the “Merger Consideration”) shall be cash in an amount equal to 105.0% of Hopkins’ Tangible Book Value (rounded to two decimal places). The following example illustrates how the Merger Consideration will be calculated:

Example: If the Hopkins’ Tangible Book Value is $22,128,321 after giving effect to the Cash Dividend, then the Merger Consideration will be $23,234,737.05, calculated as (105.0% x $22,128,321).

(c)                Per Share Merger Consideration. The portion of the Merger Consideration payable with respect to each share of Hopkins Common Stock issued and outstanding immediately prior to the Effective Time (other than a Dissenting Share) upon the surrender of any Hopkins Certificate and Letter of Transmittal pursuant to Section 2.3(b) (the “Per Share Merger Consideration”) shall be cash in an amount equal to the quotient (rounded to four decimal places) obtained by dividing (i) the Merger Consideration by (ii) the number of shares of Hopkins Common Stock issued and outstanding immediately prior to the Effective Time. The following example illustrates how the Per Share Merger Consideration will be calculated:

Example: If the Hopkins’ Tangible Book Value is $22,128,321 after giving effect to the Cash Dividend and there are 241,552 shares of Hopkins Common Stock issued and outstanding immediately prior to the Effective Time, then the Merger Consideration will be $23,234,737.05 (see Example in Section 2.2(b)) and the Per Share Merger Consideration will be $96.1894, calculated as ($23,234,737.05 / 241,552).

(d)               Allocation of Merger Consideration. The Merger Consideration shall be allocated among the assets of Hopkins acquired, or deemed to be acquired, by Bay in the Merger (the “Hopkins Assets”) based on the value of the Hopkins Assets as of the Measurement Date in a manner consistent with the requirements of IRC Section 1060 and as agreed upon by Bay and Hopkins prior to the Closing.  The parties shall use such allocation in any Returns filed with any Taxing Authority that deal with the Contemplated Transactions and shall use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

Section 2.3            Exchange of Hopkins Certificates.

(a)                Exchange Fund. Subject to the other provisions of this Article II, on or immediately prior to the Effective Date, Bay shall deposit in trust with or otherwise make available to the Exchange Agent for the benefit of the Hopkins Common Stockholders, for exchange in accordance with this Agreement, through the Exchange Agent, an amount of cash equal to the Merger Consideration (the “Exchange Fund”).

(b)               Deliveries; Payment of Merger Consideration. As a condition to receiving any part of the Merger Consideration, each holder of Hopkins Common Stock shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a “Letter of Transmittal”). As soon as practicable after the Effective Time, and in no event later than five (5) Business Days thereafter, the Exchange Agent shall mail to each Person who was a record holder of Hopkins Common Stock immediately prior to the Effective Time a Letter of Transmittal and instructions for use in effecting the surrender of the Hopkins Certificates in exchange for the Merger Consideration. As soon as is practicable after the Effective Time, upon delivery of a Letter of Transmittal to the Exchange Agent by each holder of Hopkins Common Stock, duly completed and executed in accordance with the instructions therein, together with all deliveries required thereby, the Exchange Agent shall pay to such holder, in accordance with the payment delivery provisions set forth in the Letter of Transmittal, the Merger Consideration due to such holder contemplated by Section 2.2. The Hopkins Certificates surrendered as provided above shall forthwith be canceled. Until so surrendered, each Hopkins Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the Merger Consideration or the cash payable for Dissenting Shares. In the event of a transfer of ownership of any shares of Hopkins Common Stock which is not registered in the transfer records of Hopkins, the Merger Consideration may be paid to such a transferee if the Hopkins Certificate representing such shares of Hopkins Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c)                No Further Ownership Rights in Hopkins Common Stock. The Merger Consideration payable pursuant to Section 2.2 upon the surrender of Hopkins Certificates in accordance with the terms of this Article II shall be deemed to have been in full satisfaction of all rights pertaining to the shares of Hopkins Common Stock formerly represented by such Hopkins Certificates, subject, however, to Bay’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Hopkins on the shares of Hopkins Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the Effective Time, the share transfer books of Hopkins shall be closed, and there shall be no further registration of transfers on the share transfer books of Bay of the shares of Hopkins Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Hopkins Certificate is presented to Bay for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(d)               Lost Certificates. If any Hopkins Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Hopkins Certificate to be lost, stolen or destroyed and, if required by Bay, the posting by such Person of a bond in such reasonable amount as Bay may direct as indemnity against any claim that may be made against it with respect to such Hopkins Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Hopkins Certificate the Merger Consideration pursuant to this Article II.

(e)                Withholding Rights. Bay and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as Bay and the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Bay or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Hopkins Common Stock in respect of which such deduction and withholding was made by Bay or the Exchange Agent.

(f)                Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the Hopkins Common Stockholders for six (6) months after the Effective Time shall be delivered by the Exchange Agent to Bay. Any Hopkins Common Stockholder who has not theretofore complied with this Article II shall thereafter be entitled to look only to Bay for payment of the Hopkins Common Stockholder’s share of the Merger Consideration in respect of each share of Hopkins Common Stock that such Hopkins Common Stockholder holds as determined pursuant to this Agreement, without any interest thereon.

(g)               No Liability. None of Bay, Hopkins or the Exchange Agent shall be liable to any Person in respect of any distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Hopkins Certificate shall not have been surrendered prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Regulatory Authority), any such Merger Consideration shall, to the extent permitted by applicable Law, become the property of Bay, free and clear of all claims or interest of any Person previously entitled thereto.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF Hopkins

Hopkins represents and warrants to Bay, for itself and with respect to and on behalf of each of the Hopkins Subsidiaries (to the extent applicable), that the statements contained in this Article III (and as reflected on the Hopkins Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III, except that those representations and warranties which by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty contained in this Article III shall be deemed untrue or incorrect, and Hopkins shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event that Hopkins can establish has previously been disclosed to Bay by the Hopkins Companies or their Representatives; and provided further that no representation or warranty contained in this Article III shall be deemed untrue or incorrect, and Hopkins shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article III, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided further that the foregoing standard shall not apply to representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 3.8(d), 3.14, 3.18, 3.19, 3.23, 3.31, 3.36 and 3.39, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article III Standard”).

Section 3.1            Organization.

(a)                Hopkins is a corporation duly incorporated, validly existing, and in good standing under the laws of Maryland. Hopkins is a savings and loan holding company duly registered under the HOLA. Hopkins has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Hopkins is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Hopkins, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)               Hopkins Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Hopkins Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Hopkins Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Hopkins, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)                The deposits of Hopkins Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)               Hopkins Disclosure Schedule 3.1(d) contains a complete and accurate list of all Hopkins Subsidiaries. Except as set forth in Hopkins Disclosure Schedule 3.1(d), each Hopkins Subsidiary other than Hopkins Bank is duly formed, validly existing and in good standing under the laws of the state of its organization and has the power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Each Hopkins Subsidiary other than Hopkins Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Hopkins, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(e)                Hopkins, Hopkins Bank and the Hopkins Subsidiary iReverse Home Loans, LLC are the only Hopkins Companies that maintain minute books. The respective minute books of Hopkins, Hopkins Bank and iReverse Home Loans, LLC accurately reflect, in all material respects, all material actions of their respective equity owners and governing bodies, including committees, in each case in accordance with normal business practice of Hopkins or any Hopkins Subsidiary.

(f)                Hopkins has delivered to Bay true and correct copies of the articles of incorporation and bylaws of Hopkins, and the charter documents and bylaws, operating agreement and/or other governing instrument of each Hopkins Subsidiary and each as in effect on the date hereof (collectively, the “Hopkins Governing Documents”).

(g)               Hopkins Disclosure Schedule 3.1(g) contains a complete and accurate list of all Hopkins Subsidiaries that are no longer operational or provide any business function for or on behalf of Hopkins or Hopkins Bank (the “Non-Operational Subsidiaries”).

Section 3.2            Capitalization.

(a)                The authorized capital stock of Hopkins consists of Two Million (2,000,000) shares of common stock, par value $1.00 per share (“Hopkins Common Stock”), of which, as of the date of this Agreement, 241,552 shares of which are duly authorized, validly issued and outstanding, and One Million (1,000,000) shares of preferred stock, par value $1.00 per share, of which no shares are outstanding as of the date of this Agreement. Except as disclosed in Hopkins Disclosure Schedule 3.2(a), as of the date of this Agreement, Hopkins has no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Hopkins may vote, nor are any trust preferred or subordinated debt securities of Hopkins issued or outstanding. All of the issued and outstanding shares of Hopkins Common Stock are fully paid and nonassessable, free of preemptive rights, and were not issued in violation of the preemptive rights of any Person or in violation of any applicable Laws. Except as set forth in Hopkins Disclosure Schedule 3.2(a), Hopkins has not issued and is not bound by any subscription, call, commitment, agreement or other Right of any character relating to the purchase, sale, or issuance of, or right to receive dividends or other distributions on, any shares of Hopkins Common Stock, or any other security of Hopkins or any securities representing the right to vote, purchase or otherwise receive any shares of Hopkins Common Stock, or any other security of Hopkins. Accordingly, the only securities of Hopkins to be outstanding immediately prior to the Effective Time will be 241,552 shares of Hopkins Common Stock.

(b)         Except as disclosed in Hopkins Disclosure Schedule 3.2(b), Hopkins owns, directly or indirectly, all of the capital stock or other equity ownership interests of the Hopkins Subsidiaries, free and clear of any Liens, agreements and restrictions of any kind or nature, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(c)          Except as set forth on Hopkins Disclosure Schedule 3.2(c), to the Knowledge of Hopkins no person or group is the beneficial owner of five percent (5.0%) or more of the outstanding shares of Hopkins Common Stock (the terms “person,” “group” and “beneficial owner” are as defined in Section 13(d) of the Exchange Act, and the rules and regulations thereunder).

Section 3.3            Authority; No Violation.

(a)                Hopkins has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all consents and approvals described in Hopkins Disclosure Schedule 3.4 and approval of this Agreement and the Merger by the Hopkins Common Stockholders as required by Hopkins’ articles of incorporation and bylaws and the MGCL. The execution and delivery of this Agreement by Hopkins and the consummation by Hopkins of the Contemplated Transactions, other than with respect to the declaration and payment of the Cash Dividend (which will be taken prior to the Closing), have been duly and validly authorized by the board of directors of Hopkins and, except for approval of the Agreement and the Merger by the Hopkins Common Stockholders as required by Hopkins’ articles of incorporation and bylaws and the MGCL, no other corporate proceedings on the part of Hopkins are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Hopkins and, assuming the due authorization, execution and delivery of this Agreement by Bay, constitutes the valid and binding obligation of Hopkins, enforceable against Hopkins in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The execution and delivery of this Agreement by Hopkins and the consummation of the Contemplated Transactions, subject to the receipt of all consents and approvals described in Hopkins Disclosure Schedule 3.4, the approval of this Agreement and the Merger by the Hopkins Common Stockholders as required by Hopkins’ articles of incorporation and bylaws and the MGCL, Hopkins’ and Bay’s compliance with any conditions contained in this Agreement, and compliance by Hopkins or any Hopkins Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)                 Conflict with or result in a breach of any provision of the Hopkins Governing Documents;

(ii)               Violate any Law applicable to Hopkins or any Hopkins Subsidiary or any of their respective properties or assets; or

(iii)             Except as described in Hopkins Disclosure Schedule 3.3(b) or pursuant to which consent or notification is required as set forth in Hopkins Disclosure Schedule 3.4, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Hopkins or any Hopkins Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Hopkins or any Hopkins Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Hopkins.

(c)          Hopkins’ board of directors, by resolution duly adopted by the vote required by its articles of incorporation, bylaws and the MGCL at a meeting duly called and held, has (i) determined that the Contemplated Transactions, including the Merger, are advisable and are in the best interests of the stockholders of Hopkins, (ii) authorized and approved the Agreement and the Contemplated Transactions, and (iii) directed that the Agreement and the Merger be submitted for consideration at the Hopkins Common Stockholders’ Meeting. Hopkins’ board of directors has satisfied its duties of good faith, loyalty and care in considering and approving the Agreement and the Contemplated Transactions.

(d)               Hopkins Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents and approvals described in Hopkins Disclosure Schedule 3.4. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Hopkins Bank and, other than the approval of the Bank Merger Agreement by Hopkins as the sole stockholder of Hopkins Bank as required by Law, no further corporate proceedings of Hopkins Bank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Hopkins Bank, will be a legal, valid and binding agreement of Hopkins Bank enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Hopkins Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Hopkins Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Hopkins Bank, enforceable against Hopkins Bank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 3.4            Consents; Regulatory Approvals.

Except as described in Hopkins Disclosure Schedule 3.4, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by Hopkins or the consummation of the Contemplated Transactions by Hopkins. Hopkins has no reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of Hopkins, no fact or circumstance exists, including any possible other transaction pending or under consideration by it, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 3.5            Financial Statements.

(a)                Hopkins has previously delivered the Hopkins Financials to Bay, except those pertaining to periods commencing after September 30, 2015. The delivered Hopkins Financials fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Hopkins as of and for the periods ended on the dates thereof. The delivered Hopkins Financials, other than unaudited financial statements for each month end, have been prepared in accordance with GAAP consistently applied, except for (i) omission of the notes from the financial statements, applicable to any interim period, and (ii) with respect to any interim period, normal year-end adjustments and notes thereto.

(b)         Hopkins did not, as of the date of the Hopkins Financials, or any subsequent date, have any liabilities, obligations or loss contingencies of any nature, whether absolute, accrued, contingent or otherwise, that are not fully reflected or reserved against in the balance sheets included in the Hopkins Financials at the date of such balance sheets that would have been required to be reflected therein in accordance with GAAP consistently applied or fully disclosed in a note thereto, except for liabilities, obligations and loss contingencies that are not material in the aggregate and that are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies that are within the subject matter of a specific representation and warranty herein or that have not had a Material Adverse Effect and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of notes thereto.

Section 3.6            No Material Adverse Effect.

Except as disclosed on Hopkins Disclosure Schedule 3.6, neither Hopkins nor any Hopkins Subsidiary has suffered any adverse change in its assets (including loan portfolio), liabilities (whether absolute, accrued, contingent or otherwise), liquidity, net worth, property, financial condition or results of operations, or any damage, destruction or loss, whether or not covered by insurance, since September 30, 2015, which has had a Material Adverse Effect on Hopkins or Hopkins Bank.

Section 3.7            Taxes.

(a)                Except as disclosed in Hopkins Disclosure Schedule 3.7(a), all Hopkins Returns required by applicable Law to have been filed with any Taxing Authority by, or on behalf of, each of the Hopkins Companies have been filed on a timely basis in accordance with all applicable Laws, and such Hopkins Returns are true, complete and correct in all material respects, or requests for extensions to file the Hopkins Returns have been timely filed, granted and have not expired, except to the extent that such failures to file, to be complete or correct or to have extensions granted that remain in effect individually or in the aggregate would not have a Material Adverse Effect on Hopkins. All Taxes shown to be due and payable on the Hopkins Returns or on subsequent assessments with respect thereto have been paid in full or adequate reserves have been established in the Hopkins Financials for the payment of such Taxes, except where any such failure to pay or establish adequate reserves, in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Hopkins Companies. Each of the Hopkins Companies has withheld and paid over all Taxes required to have been withheld and paid over by it, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no Liens on any of the assets of the Hopkins Companies with respect to Hopkins Taxes, other than Liens for Hopkins Taxes not yet due and payable.

(b)               Except as disclosed on Hopkins Disclosure Schedule 3.7(b), no deficiencies for Hopkins Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against the Hopkins Companies that have not been settled, closed or reached a final determination, or that have not been adequately reserved for in the Hopkins Financials, except for deficiencies that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Material Adverse Effect on Hopkins. There are no pending audits relating to any Tax liability of the Hopkins Companies to which any of the Hopkins Companies has received written notice. Except as disclosed on Hopkins Disclosure Schedule 3.7(b), none of the Hopkins Companies is a party to any action or proceeding for assessment or collection of Taxes, nor have such events been asserted or, to the Knowledge of Hopkins, threatened against any of the Hopkins Companies or any of their assets. No waiver or extension of any statute of limitations relating to Taxes is in effect with respect to the Hopkins Companies. No power of attorney has been executed by any of the Hopkins Companies with respect to any Tax matter that is currently in force.

(c)                Hopkins Bank has disclosed on its federal Hopkins Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Section 6662 of the IRC. None of the Hopkins Companies has agreed to make, nor is it required to make, any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise. None of the property of the Hopkins Companies is subject to a safe-harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax-exempt use property” (within the meaning of Section 168(h) of IRC) or “tax-exempt bond financed property” (within the meaning of Section 168(g)(5) of IRC). Except as disclosed on Hopkins Disclosure Schedule 3.7(c), none of the Hopkins Companies is a party to any Tax sharing agreement or has any continuing obligations under any prior Tax sharing agreement.

(d)               None of the Hopkins Companies joins, and none has joined, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and foreign Return other than consolidated Hopkins Returns for the consolidated group of which Hopkins is the common parent.

(e)                Hopkins as of January 1, 2004, made a valid election for Hopkins to be treated as a validly electing “S corporation”, as that term is defined in Section 1361(a) of the IRC, and such election will be in effect at the Effective Time. Hopkins has been an S corporation from January 1, 2004 through the date hereof and will have been an S corporation from the date hereof through the Effective Time.

(f)                Hopkins has previously made available to Bay a true and correct copy of IRS Form 2553, Election by a Small Business Corporation, in which Hopkins has elected to be treated as an S corporation, along with a true and correct copy of the S corporation acceptance letter from the IRS. The election to be treated as an S corporation has not been superseded by any subsequent filing. Hopkins has not received any correspondence from the IRS questioning Hopkins’ status as an S corporation.

(g)               Hopkins Bank has previously made available to Bay a true and correct copy of IRS Form 8869, Qualified Subchapter S Subsidiary Election, in which Hopkins Bank has elected to be a qualified subchapter S subsidiary of Hopkins, along with a true and correct copy of the qualified subchapter S subsidiary acceptance letter from the IRS. Hopkins Bank has been a qualified subchapter S subsidiary of Hopkins since January 1, 2004.

(h)               Since electing to be taxed as an S corporation, Hopkins has not engaged in any transaction that will generate a corporate level federal income tax, including, but not limited to, the federal built-in gains tax imposed by Section 1374 of the IRC.

(i)                 True and complete copies of the Hopkins Returns in respect of federal income Taxes and any amendments thereto as filed with the IRS for the years ended December 31, 2010 through 2014 have been furnished to Bay, and, if the Effective Date is later than the due dates therefor, true and complete copies of the Hopkins Returns in respect of federal income Taxes for the year ended December 31, 2015 will be furnished to Bay within five business days of filing.

(j)                 True and complete copies of the Hopkins Returns in respect of state income Taxes as filed with state Taxing Authorities for the years ended December 31, 2013 and 2014 have been furnished to Bay, and, if the Effective Date is later than the due dates therefor, true and complete copies of Hopkins Returns in respect of state income Taxes for the year ended December 31, 2015 will be furnished to Bay within five business days of filing.

Section 3.8            Contracts.

(a)                Except as described in Hopkins Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), neither Hopkins nor any Hopkins Subsidiary is a party to or subject to:

(i)                 Any employment, consulting, severance, “change-in-control,” or termination contract or arrangement with or for any officer, director, employee, independent contractor, agent, or other Person, other than consulting contracts or arrangements with independent contractors, agents or other Persons, which consulting agreements or arrangements can be terminated on 30 days or less notice without liability to it following termination and that require annual payments of less than $10,000;

(ii)               Any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, or similar arrangements for or with any officer, director, employee, independent contractor, agent, or other Person;

(iii)             Except as provided in the Hopkins Governing Documents, any agreement that provides for the indemnification of any of its present or former directors, officers or employees, or other Persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at its request and, to the Knowledge of Hopkins, there are no claims for which any such Person would be entitled to indemnification under the Hopkins Governing Documents, under any applicable Law or under any indemnification agreement;

(iv)             Any collective bargaining agreement with any labor union relating to its employees;

(v)               Any agreement that by its terms limits its payment of dividends;

(vi)             Any material instrument (A) evidencing or related to indebtedness for borrowed money, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which it is an obligor to any Person, other than deposits, FHLB advances, repurchase agreements, bankers’ acceptances and “treasury tax and loan” accounts established in the ordinary course of business, instruments relating to transactions entered into in the customary course of its banking business, and transactions in “federal funds,” or (B) that contains financial covenants or other restrictions, other than those relating to the payment of principal and interest when due, that would be applicable on or after the Effective Time;

(vii)           Any contract, other than this Agreement, that restricts or prohibits it from engaging in any type of business permissible under applicable Law;

(viii)         Any contract, plan or arrangement that provides for payments or benefits in certain circumstances that, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the IRC;

(ix)             Any contract involving Intellectual Property (other than contracts entered into in the ordinary course with customers and off-the-shelf, “shrink wrap” or force placed software licenses);

(x)               Any lease for real property;

(xi)             Any contract or arrangement with any broker-dealer or investment adviser;

(xii)           Any investment advisory contract with any investment company registered under the Investment Company Act of 1940;

(xiii)         Any contract or arrangement with, or membership in, any local clearing house or self-regulatory organization; or

(xiv)         Any contract in which it has liability or would incur a contract termination fee of over $50,000.

(b)               True and correct copies of the contracts, plans, arrangements and instruments listed in Hopkins Disclosure Schedule 3.8(a), 3.11, 3.13(a), or 3.15(a), have been made available to Bay on or before the date hereof and are in full force and effect on the date hereof. None of the Hopkins Companies nor, to the Knowledge of Hopkins, any other party to any such contract, plan, arrangement or instrument, has breached any provision of, or is in default under any term of, any such contract, plan, arrangement or instrument and no party to any such contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions thereof as a result of the Contemplated Transactions, except where such breach, default or termination is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(c)                Except as described in Hopkins Disclosure Schedule 3.8(c), since December 31, 2014 and through and including the date of this Agreement, none of the Hopkins Companies has (i) made any material change in its credit policies or procedures, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans, loan commitments and the disposition of REO in the ordinary course of business consistent with past practice, (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

(d)               Except as disclosed on Hopkins Disclosure Schedule 3.8(d) and for letters of credit issued by Hopkins in favor of Baltimore County, Maryland, having an aggregate maximum liability of $527,075 as of the date hereof (the “Unsecured Letters of Credit”), neither Hopkins nor any of the Hopkins Subsidiaries has issued, or is obligated under, any letter of credit that is not fully secured.

Section 3.9            Ownership of Personal Property; Insurance Coverage.

(a)                Except as disclosed on Hopkins Disclosure Schedule 3.9(a), each of the Hopkins Companies has good and marketable title to all material assets and properties owned by it in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Hopkins Financials or acquired subsequent thereto, subject to no Liens, except:

(i)                 Those items that secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB, inter-bank credit facilities or reverse repurchase agreements and that are described in Hopkins Disclosure Schedule 3.9(a)(i), or permitted under Article V hereof;

(ii)               Mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or that are being contested in good faith;

(iii)             Statutory Liens for amounts not yet delinquent or that are being contested in good faith;

(iv)             Liens for current Taxes not yet due and payable;

(v)               Pledges to secure deposits and other Liens incurred in the ordinary course of the business of banking;

(vi)             Liens, imperfections of title, easements and other defects of title that are not reasonably likely to have a Material Adverse Effect;

(vii)           With respect to personal property reflected in the balance sheets contained in the Hopkins Financials, (A) dispositions and encumbrances for adequate consideration in the ordinary course of business since the date of such balance sheets and/or (B) dispositions of obsolete personal property since the date of such balance sheets;

(viii)         Those items that are reflected as liabilities in the Hopkins Financials; and

(ix)             Items of personal property that are held in any fiduciary or agency capacity.

(b)               With respect to material items of real and personal property that are used in the conduct of its business and leased from other Persons, each of the Hopkins Companies has the right under valid and existing leases to use such real and personal property in all material respects as presently occupied and used.

(c)                With respect to all agreements pursuant to which any of the Hopkins Companies has purchased securities subject to an agreement to resell, if any, it has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(d)               The Hopkins Companies currently maintain insurance in amounts considered by Hopkins to be reasonable for their operations, and, to the Knowledge of Hopkins, such insurance is similar in scope and coverage in all material respects to that maintained by other businesses similarly situated. None of the Hopkins Companies has received notice from any insurance carrier that:

(i)                 The insurance will be cancelled or that coverage thereunder will be reduced or eliminated; or

(ii)               Premium costs with respect to such insurance will be substantially increased, except as set forth in Hopkins Disclosure Schedule 3.9(e).

(e)                Except as set forth in Hopkins Disclosure Schedule 3.9(e), there are presently no material claims pending under such policies of insurance and none of the Hopkins Companies has received any notices under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years, each of the Hopkins Companies has received each type of insurance coverage for which it has applied and during such periods it has not been denied indemnification for any material claims submitted under any of its insurance policies. Hopkins Disclosure Schedule 3.9(e) identifies all policies of insurance maintained by the Hopkins Companies as well as the other matters required to be disclosed under Section 3.9(d)(ii) and this Section 3.9(e).

(f)                The Hopkins Companies maintain such fidelity bonds and errors and omissions insurance as may be customary or required under applicable Laws.

Section 3.10        Litigation and Other Proceedings.

Except as described in Hopkins Disclosure Schedule 3.10, there are no legal, quasi-judicial, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any kind or nature now pending or, to the Knowledge of Hopkins, threatened, before any court, administrative, regulatory, arbitration or similar body in any manner against the Hopkins Companies or any of their properties. To the Knowledge of Hopkins, no pending or threatened litigation or proceeding described in Hopkins Disclosure Schedule 3.10 could reasonably be expected to (a) have a Material Adverse Effect, (b) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (c) materially impair or delay Hopkins’ ability to perform its obligations under this Agreement. Except as described in Hopkins Disclosure Schedule 3.10, none of the Hopkins Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority.

Section 3.11        Compliance with Applicable Law.

Except as disclosed on Hopkins Disclosure Schedule 3.11:

(a)                Each of the Hopkins Companies conducts its business in compliance with all Laws applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees conducting such business, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b)               Each of the Hopkins Companies has all material permits, licenses, authorizations, orders and approvals of all Regulatory Authorities that are required in order to permit it to own or lease its properties and carry on its business as it is presently conducted; all such permits, licenses, authorizations, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Hopkins, threatened, and, to the Knowledge of Hopkins, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the Contemplated Transactions, subject to obtaining the receipt of all requisite approvals or consents from the Regulatory Authorities in order to consummate the Contemplated Transactions;

(c)                Since January 1, 2011, each of the Hopkins Companies has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required by Law to file with any Regulatory Authority, and has paid all fees and assessments due and payable in connection therewith, and each of such filings complied in all material respects with all Laws under which it was filed (or was amended so as to be in compliance promptly following discovery of such noncompliance) and, to the extent such filings contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such filing, except to the extent failure to timely file would not, individually or in the aggregate, be expected to have a Material Adverse Effect; and none of the Hopkins Companies is required to file periodic reports pursuant to Section 13 or 15(d) of the Exchange Act;

(d)               No Regulatory Authority has initiated any proceeding or, to the Knowledge of Hopkins, investigation into the business or operations of the Hopkins Companies;

(e)                None of the Hopkins Companies has received any notification or communication from any Regulatory Authority:

(i)                 Asserting that it is not in substantial compliance with any Law that such Regulatory Authority enforces, unless such assertion has been waived, withdrawn or otherwise resolved;

(ii)               Threatening to revoke any license, franchise, permit or governmental authorization that is material to it; or

(iii)             Requiring or threatening to require it, or indicating that it may be required, to enter into a cease and desist order, consent agreement, other agreement or memorandum of understanding, or any other agreement directing, restricting or limiting, or purporting to direct restrict or limit, in any manner its operations, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this Section 3.11(e)(iii) and addressed specifically to it, herein referred to as a “Regulatory Agreement”).

(f)                None of the Hopkins Companies has received, consented to, or entered into any Regulatory Agreement;

(g)               There is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any Regulatory Agreement, except to the extent permitted by such Regulatory Agreement;

(h)               There is no injunction, order, judgment or decree imposed upon any of the Hopkins Companies or any of their assets; and

(i)                 Since December 31, 2011, (i) none of the Hopkins Companies has, nor to the Knowledge of Hopkins has any of its directors, officers, employees, auditors, accountants or representatives, received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding its accounting or auditing practices, procedures, methodologies or methods of or its internal accounting controls, including any material complaint, allegation, assertion or claim that it has engaged in questionable accounting or auditing practices, and (ii) no attorney representing it, whether or not employed by it, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors of or any committee thereof or to any director or officer.

Section 3.12        Labor Matters.

There are no labor or collective bargaining agreements to which any of the Hopkins Companies is a party. There is no union organizing effort pending or, to the Knowledge of Hopkins, threatened, against any of the Hopkins Companies. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Hopkins, threatened, against any of the Hopkins Companies. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Hopkins, threatened, against any of the Hopkins Companies (other than routine employee grievances that are not related to union employees). Each of the Hopkins Companies is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. None of the Hopkins Companies has made any commitments to others inconsistent with or in derogation of any of the foregoing. Except as described in Hopkins Disclosure Schedule 3.12, there are no pending or, to the Knowledge of Hopkins, threatened, claims or suits against any of the Hopkins Companies under any applicable labor or employment Law or brought or made by a current or former employee or applicant for employment.

Section 3.13        ERISA.

(a)                Hopkins has identified in Hopkins Disclosure Schedule 3.13(a), a complete and accurate list of the Benefit Plans and made available to Bay a copy of all available written documents regarding such Benefit Plans, including:

(i)                 A copy of each of the Benefit Plans and any related trust agreements or other funding arrangements;

(ii)               The most recent actuarial reports (if any) and financial reports it has received relating to the Benefit Plans that constitute “qualified pension plans” under IRC Section 401(a);

(iii)             The most recently filed Form 5500, together with schedules and attachments, as required (if any) relating to the Benefit Plans that have been filed with the United States Department of Labor;

(iv)             The most recent favorable determination letters (or opinion letter for a prototype plan) issued by the IRS that pertain to any of the Benefit Plans that are “qualified pension plans” under IRC Section 401(a); and

(v)               Summary plan descriptions and any amendments or material modifications thereto and any insurance, third party administrator or administrative services only contracts related to the Benefit Plans within the meaning of ERISA Section 3(1) or 3(2).

(b)               The Hopkins Companies have paid in full any insurance premiums due to the PBGC with respect to any defined benefit pension plans for the six years prior to, and through, the Effective Date. Except as disclosed in Hopkins Disclosure Schedule 3.13(b), no pension plan (within the meaning of ERISA Section 3(2)) maintained or contributed to by any of the Hopkins Companies has been terminated or is under notice from the PBGC of any threat of termination under the procedures of the PBGC. To the Knowledge of Hopkins, no circumstance has occurred for which any reportable event under ERISA Section 4043(b) has been or would be required that has not been reported or with respect to which the notice requirement has not been waived. Except as set forth on Hopkins Disclosure Schedule 3.13(b), none of the Benefit Plans is subject to IRC Section 412 or Title IV of ERISA, and as of the Effective Date, to the Knowledge of Hopkins, no condition exists that will present a material risk to Bay of incurring any liability to the PBGC or on account of the failure to comply with any such provisions in connection with any such Benefit Plan. Except as set forth on Hopkins Disclosure Schedule 3.13(b), none of the Benefit Plans provide, and none of the Hopkins Companies has any obligation to provide, health or welfare benefits to any individual following termination of such individual’s employment or service with it or an Affiliate (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended or any similar state law).

(c)                To the Knowledge of Hopkins, none of the Hopkins Companies has ever contributed to or otherwise incurred any liability with respect to a multi-employer plan (within the meaning of ERISA Section 3(37)).

(d)               Each of the Benefit Plans complies in all material respects with the applicable requirements of ERISA, the IRC, the Patient Protection and Affordable Care Act of 2010, and any other applicable Laws governing the Benefit Plans, and each of the Benefit Plans has at all times been administered in all material respects in accordance with all requirements of applicable Law and in accordance with its terms. Each of the pension plans adopted by the Hopkins Companies that is intended to be qualified under Section 401(a) of the IRC is so qualified, and, to the Knowledge of Hopkins, each trust established by each pension plan is exempt from federal income tax under Section 501(a) of the IRC. To the Knowledge of Hopkins, each of the pension plans adopted by the Hopkins Companies is, and from its establishment has been, exempt from federal income tax under Section 501(a) of the IRC. Each of the pension plans adopted by the Hopkins Companies has received, or is entitled to rely upon, a favorable determination letter (or opinion letter for a prototype plan) from the IRS, and to the Knowledge of Hopkins there are no circumstances that will or could result in revocation of, or inability to continue to rely upon, any such favorable determination letter or opinion letter. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any Person, governmental authority, regulatory body or arbiter have been filed, are pending or, to the Knowledge of Hopkins, are threatened, with respect to any of the Benefit Plans and, to the Knowledge of Hopkins, there is no fact or contemplated event that would give rise to any lawsuit, claim (other than routine claims for benefits) or complaint with respect to any of the Benefit Plans. Without limiting the foregoing, to the Knowledge of Hopkins, the following are true:

(i)                 Each of the Benefit Plans that is a defined benefit pension plan subject to IRC Section 412 or Title IV of ERISA as of the most recent actuarial valuation has an AFTAP determined under IRC Section 430 and 436 that exceeds the AFTAP level that would impose any funding-based limit on such plan under IRC Section 436;

(ii)               Each of the Benefit Plans that is a defined contribution pension plan that is intended to be qualified under IRC Section 401(a) has had all contributions made to the plan trust in accordance with the terms of the plan on a timely basis under the IRC and ERISA;

(iii)             With respect to each of the Benefit Plans, Hopkins has no Knowledge of any occurrence or contract that would constitute any “prohibited transaction” within the meaning of Section 4975(c) of the IRC or Section 406 of ERISA, which transaction is not exempt under applicable Law, including Section 4975(d) of the IRC or Section 408 of ERISA;

(iv)             Except as disclosed in Hopkins Disclosure Schedule 3.13(d)(iv), none of the Benefit Plans is an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the IRC;

(v)               None of the Benefit Plans is a Qualified Foreign Plan as the term is defined in Section 404A of the IRC and none of the Benefit Plans or any related trust assets or agreements is subject to the laws of any jurisdiction other than the United States of America or any state, county or municipality in the United States;

(vi)             None of the welfare plans adopted by the Hopkins Companies is a Voluntary Employees’ Beneficiary Association as defined in Section 501(c)(9) of the IRC;

(vii)           All of the welfare plans adopted by the Hopkins Companies and their related trusts comply in all material respects with and have been administered in substantial compliance with (A) Section 4980B of the IRC and Sections 601 through 609 of ERISA and all U.S. Department of the Treasury and U.S. Department of Labor regulations issued thereunder, respectively, (B) the Health Insurance Portability and Accountability Act of 1996, (C) the applicable provisions of the Patient Protection and Affordable Care Act of 2010, and (D) the U.S. Department of Labor regulations issued with respect to such welfare benefit plans; and

(viii)         With respect to each of the Benefit Plans, Hopkins has the authority to amend or terminate such Benefit Plan at any time, subject to the applicable requirements of ERISA and the IRC and the provisions of such Benefit Plan.

(e)                There is no existing, or, to the Knowledge of Hopkins, contemplated, audit of any Benefit Plan by the IRS, the U.S. Department of Labor, the PBGC, any Regulatory Authority, or any other governmental authority. In addition, there are no pending or, to the Knowledge of Hopkins, threatened, claims by, on behalf of or with respect to any Benefit Plan, or by or on behalf of any individual participant or beneficiary of any Benefit Plan, alleging any violation of ERISA or any other applicable Laws, or claiming benefits (other than claims for benefits made in the ordinary course of business), nor, to the Knowledge of Hopkins, is there any basis likely to enable such claim to prevail.

(f)                Except as disclosed on Hopkins Disclosure Schedule 3.13(f), (i) no payment contemplated or required by or under any Benefit Plan and employment-related agreement would in the aggregate constitute excess parachute payments as defined in Section 280G of the IRC (without regard to subsection (b)(4) thereof), (ii) no Benefit Plan provides for the gross-up or reimbursement of Taxes under Sections 280G, 4999 or 409A of the IRC, and (iii) neither the execution and delivery of this Agreement nor the consummation of Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of any of the Hopkins Companies.

(g)               Except as disclosed on Hopkins Disclosure Schedule 3.13(g), no Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC. Each Benefit Plan (including employment agreements or other compensation arrangements) that constitutes a nonqualified deferred compensation plan within the meaning of Section 409A of the IRC has been written, executed and operated in compliance with Section 409A of the IRC and the regulations thereunder or an applicable exemption therefrom.

(h)               None of the Hopkins Companies is a record-keeper, administrator, custodian, fiduciary, trustee or otherwise acts on behalf of any plan, program, or arrangement subject to ERISA (other than any Benefit Plan).

Section 3.14        Brokers and Finders.

Except as set forth on Hopkins Disclosure Schedule 3.14, none of the Hopkins Companies, and, to the Knowledge of Hopkins, no officer, director, employee, independent contractor or agent of any Hopkins Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 3.15        Real Property and Leases.

(a)          Hopkins Disclosure Schedule 3.15(a) contains a true, correct and complete list of all real property owned, leased or operated by the Hopkins Companies, including but not limited to all REO (the “Real Property”). True, correct and complete copies of all deeds, surveys, title insurance policies and leases for the properties listed on Hopkins Disclosure Schedule 3.15(a), and of all mortgages, deeds of trust and security agreements to which such properties are subject, have been made available to Bay to the extent Hopkins possesses such deeds, surveys, title insurance policies, leases, mortgages, deeds of trust and security agreements.

(b)         No lease with respect to any Real Property and no deed with respect to any Real Property contains any restrictive covenant that materially restricts the use, transferability or value of such Real Property. Each lease with respect to any Real Property is a legal, valid and binding obligation of the parties thereto enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect. To the Knowledge of Hopkins, there are no existing defaults by the other party under any lease with respect to any Real Property, and, to the Knowledge of Hopkins, there are no allegations or assertions of such defaults by any party under any lease with respect to any Real Property or any events that, with notice or lapse of time or the happening or occurrence of any other event, would constitute a default under any lease with respect to any of the Real Property, except where the existence of such defaults, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect.

(c)          To the Knowledge of Hopkins, none of the buildings and structures located on any Real Property, nor any improvements or appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any land use Laws or restrictive covenants, or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any Real Property, except for those violations and encroachments that in the aggregate could not reasonably be expected to have a Material Adverse Effect. No condemnation proceeding is pending or, to the Knowledge of Hopkins, threatened, that would preclude or materially impair the use of any Real Property in the manner in which it is currently being used.

(d)         Hopkins has a valid and enforceable leasehold interest in, or, to the Knowledge of Hopkins based on title insurance owned by it, good and marketable title to, all Real Property and all improvements thereon, subject to no Liens of any kind except (i) as noted in the Hopkins Financials, (ii) statutory Liens not yet delinquent or that are being contested in good faith, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, (iv) mechanics liens not yet delinquent or that are being contested in good faith and (v) those assets and properties disposed of for fair market value in the ordinary course of business since the date of the Hopkins Financials. All Real Property used in Hopkins’ business is in adequate condition (ordinary wear and tear excepted) and, to the Knowledge of Hopkins, is free from defects that could materially interfere with the current or future use of such facilities, provided such future use is substantially similar to its current use.

(e)          Except as listed on Hopkins Disclosure Schedule 3.15(e), there are no contracts, agreements or arrangements to sell, lease or otherwise dispose of any Real Property.

Section 3.16        Environmental Laws.

To the Knowledge of Hopkins, each of the Hopkins Companies is and has been in material compliance with all terms and conditions of all Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect. Except as disclosed on Hopkins Disclosure Schedule 3.16, none of the Hopkins Companies (a) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (b) has generated, stored or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (c) is subject to any claim or lien under any Environmental Laws. To the Knowledge of Hopkins, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any Real Property during the term of the ownership, lease or operation thereof by the Hopkins Companies for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any of the Real Property for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind. None of the Hopkins Companies has directed, controlled or overseen, or sought to direct, control or oversee, the management of environmental matters of any borrower or any real estate in which it holds or has held a security interest. To the Knowledge of Hopkins, no asbestos or, with respect to Real Property built after 1978, lead is now or has been contained in any Real Property that is owned by any of the Hopkins Companies. None of the Real Property is, or has been, an industrial site or a landfill during the period it has been owned, leased or operated by the Hopkins Companies or, to the Knowledge of Hopkins, prior to such time. Hopkins has furnished Bay true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each of the Real Properties and any real property in which any of the Hopkins Companies holds or held a security interest.

Section 3.17        Intellectual Property.

(a)          Hopkins Disclosure Schedule 3.17(a) sets forth a complete and correct list of all trademarks, trade dress, trade names, service marks, domain names, patents, technology, inventions, trade secrets, know-how and copyrights and works of authorship owned by or licensed to each of the Hopkins Companies for use in its business, and all licenses or other agreements relating thereto and all agreements relating to third party intellectual property that it is licensed or authorized to use in its business, including without limitation any software licenses other than “shrink wrap” or force placed software licenses (collectively, the “Intellectual Property”). Each of the Hopkins Companies owns or possesses valid, binding and assignable licenses and other rights to use without payment all Intellectual Property that is used in the conduct of its existing businesses free and clear of all Liens and any claims of ownership by current or former employees or contractors, other than royalties or payments with respect to off-the-shelf software. With respect to each item of Intellectual Property that any of the Hopkins Companies is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect. To the Knowledge of Hopkins, none of the Hopkins Companies is infringing, diluting, misappropriating or violating the intellectual property of any other Person, and none of the Hopkins Companies has received any communications alleging that it has infringed, diluted, misappropriated or violated any such intellectual property. None of the Hopkins Companies has sent any communications alleging that any Person has infringed, diluted, misappropriated or violated any Intellectual Property and, to the Knowledge of Hopkins, no Person is infringing, diluting, misappropriating or violating any of the Intellectual Property. Each of the Hopkins Companies has taken all commercially reasonable actions to protect and maintain (a) all material Intellectual Property and (b) the security and integrity of its software, databases, networks, systems, equipment and hardware and to protect the same against unauthorized use, modification or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting elements. To the Knowledge of Hopkins, the computers, computer software, other information technology equipment, information technology passwords and other credentials, and all associated documents and records owned or leased by the Hopkins Companies (the “IT Assets”) operate and perform in all material respects in accordance with their documentation and functional specifications as required by them in connection with their business, and none of the IT Assets has materially malfunctioned or failed to meet its requirements within the past two years except for such material malfunctions or failures that have been remediated. To the Knowledge of Hopkins, no Person has gained unauthorized access to the IT Assets. The Hopkins Companies have implemented commercially reasonable backup and disaster recovery technology consistent with industry practices for institutions of comparable size and complexity.

(b)         Hopkins Disclosure Schedule 3.17(b) sets forth a complete and correct list of all Persons, other than directors, officers and employees of the Hopkins Companies, who have access to any of the IT Assets.

Section 3.18        Information Supplied.

(a)          The information contained in the Proxy Statement (other than the information supplied by Bay) as of the date thereof, and up to and including the date of the Hopkins Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, (ii) will disclose all facts that the Hopkins board of directors deems material to a vote on the Agreement and the Merger and to the exercise of appraisal rights pursuant to Subtitle 2 of Title 3 of the MGCL, and (iii) will comply in all material respects with the anti-fraud provisions of the Securities Laws.

(b)         The information supplied by Hopkins for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c)          No warranty or representation by Hopkins contained in this Agreement, nor any document, certificate of schedule delivered to Bay by or for Hopkins pursuant to a requirement of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such warranty or representation, or document or certificate in light of the circumstances under which it was made, not misleading.

Section 3.19        Related Party Transactions.

(a)          Except as set forth on Hopkins Disclosure Schedule 3.19(a), none of the Hopkins Companies is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any of Hopkins’ Affiliates, and all such transactions (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with Persons who are not related to or Affiliates of Hopkins, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. There are no employee, officer, director or other insider Credit Extensions by any of the Hopkins Companies on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was not in compliance with Regulation O and all such Credit Extensions are and were originated in compliance in all material respects with all applicable Laws.

(b)         Except as set forth in Hopkins Disclosure Schedule 3.19(b), as of the date hereof, no Credit Extension by any of the Hopkins Companies to any Hopkins Subsidiary or Affiliate of Hopkins is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default, except for rate modifications pursuant to its loan modification policy that is applicable to all Persons. As of the date hereof, to the Knowledge of Hopkins, principal and interest with respect to any such Credit Extension will be paid when due and the loan grade classification accorded such Credit Extension is appropriate.

Section 3.20        Loans.

(a)          Except as disclosed on Hopkins Disclosure Schedule 3.20(a), all Credit Extensions reflected as assets in the Hopkins Financials arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of business, and are being transferred to Bay with good and marketable title, free and clear of any and all Liens and are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and correct, and to the extent secured, are secured by Liens that are legal, valid and binding obligations of the maker thereof, enforceable in accordance with the terms thereof, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization or other similar Laws or equitable principles affecting the enforcement of creditors’ rights that have been perfected or (ii) the pledge of any Credit Extension to the FHLB as collateral to secure the performance by the Hopkins Companies of all obligations owed thereto. All Credit Extensions reflected as assets in the Hopkins Financials were made in accordance in all material respects with sound banking practices, and, to the Knowledge of Hopkins, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending Laws, except as may be provided by bankruptcy, insolvency or similar Laws or by general principles of equity.

(b)         To the Knowledge of Hopkins, neither the terms of any Credit Extension by any of the Hopkins Companies, any of the documentation for any such Credit Extension, the manner in which any such Credit Extension has been administered and serviced, nor the practices of approving or rejecting applications for Credit Extension by the Hopkins Companies, violate in any material respect any Law applicable thereto, including, without limitation, the Truth In Lending Act and the CFPB’s Regulation Z, the CRA, the Equal Credit Opportunity Act, and any Laws relating to consumer protection, installment sales and usury.

(c)          Except as disclosed on Hopkins Disclosure Schedule 3.20(c), none of the agreements pursuant to which any of the Hopkins Companies has sold Credit Extensions or pools of Credit Extensions or participations in Credit Extensions or pools of Credit Extensions contains any obligation to repurchase such Credit Extensions or interests therein solely on account of a payment default by the obligor on any such Credit Extension.

(d)         To the Knowledge of Hopkins, no shares of Hopkins Common Stock were purchased with the proceeds of a loan made by any of the Hopkins Companies.

(e)          Hopkins Disclosure Schedule 3.20(e) sets forth the aggregate amount of all overdrafts that have occurred during each calendar month since December 31, 2014.

Section 3.21        Allowance for Loan Losses.

The allowance for loan losses reflected in reports by the Hopkins Companies to each Regulatory Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Hopkins Financials has been and will be established and maintained in accordance with GAAP. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the Hopkins Financials, in the opinion of management, was or will be adequate as of the dates thereof. Hopkins Disclosure Schedule 3.21 discloses all Credit Extensions (including participations) by and all interest-bearing assets of the Hopkins Companies (a) that have been accelerated during the past 12 months, (b) that have been terminated during the past 12 months by reason of a default or adverse development in the condition of the borrower or other events or circumstances affecting the credit of the borrower, (c) pursuant to which a borrower, customer or other party has notified any of the Hopkins Companies during the past 12 months of, or has asserted against any of the Hopkins Companies in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Hopkins, each borrower, customer or other party that has given any of the Hopkins Companies any oral notification of, or orally asserted to or against any of the Hopkins Companies, any such claim, (d) that are contractually past due 90 days or more in the payment of principal and/or interest, (e) that are on non-accrual status, (f) that are classified internally as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, and (g) that, to the extent not already disclosed pursuant to the foregoing items (a) through (f), have been charged-off at any time since January 1, 2010, together with true, complete and materially correct copies of reports containing the principal amount and accrued and unpaid interest of each such Credit Extension and interest-bearing asset and the identity of the obligor thereunder, and Hopkins shall provide an updated Hopkins Disclosure Schedule 3.21 promptly to Bay after the end of each month after the date hereof and on the Business Day prior to the Closing Date. The REO and in-substance foreclosures included in any of Hopkins’ non-performing assets are carried at fair value based on current independent appraisals or current management appraisals.

Section 3.22        Community Reinvestment Act.

Hopkins Bank is the only Hopkins Company that is subject to the CRA. Hopkins Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Hopkins has supplied Bay with a copy of Hopkins Bank’s current CRA Statement, all letters and written comments received by Hopkins Bank since January 1, 2014 pertaining thereto and any responses by Hopkins Bank to such comments. Hopkins Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and it has received no communication from any Regulatory Authority that would lead it to believe that it will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of it under the CRA.

Section 3.23        Anti-Money Laundering, OFAC and Information Security.

(a)          Hopkins has no Knowledge of any facts or circumstances that would cause any of the Hopkins Companies: (i) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Financial Crimes Enforcement Network or Office of Foreign Assets Control, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by the Hopkins Companies; or (ii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Hopkins Companies. The board of directors or other governing body of each Hopkins Company that is subject to Section 326 of the USA PATRIOT Act and the regulations thereunder has adopted, and such Hopkins Company has implemented, a Bank Secrecy Act/anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and the regulations thereunder and such Bank Secrecy Act/anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and it has not received written notice from any Regulatory Authority that such program (A) does not contain adequate and appropriate customer identification verification procedures, or (B) has been deemed ineffective. Each of the Hopkins Companies has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(b)         Hopkins Disclosure Schedule 3.23(b) describes any event, circumstance or other occurrence, and the remedial steps taken by any of the Hopkins Companies with respect thereto, since January 1, 2010, that constituted either (i) a “breach of the security of a system”, as such phrase is defined in Section 14-3504(a) of the Commercial Law Article of the Annotated Code of Maryland (the “Commercial Law Article”) with respect to personal information maintained by any of the Hopkins Companies, without regard to the application of Section 14-3507(b) of the Commercial Law Article, or (ii) any other data breach with respect to, or other unauthorized access to, the electronic information and records of any of the Hopkins Companies, including, without limitation, communications, regulatory correspondence and reports, documents and data, information relating to products and services, activities, strategies and plans, IT Assets, other financial data, and identities of and information regarding sales, customers, prospects, vendors, suppliers and personnel, including, without limitation, passwords and other information technology credentials.

Section 3.24        Securities Activities of Employees.

To the Knowledge of Hopkins, the officers, employees and agents of the Hopkins Companies are now, and at all times in the past have been, in compliance with all applicable Laws that relate to securities activities conducted by such officers, employees and agents, including Laws relating to licenses and permits.

Section 3.25        Books and Records.

(a)          Hopkins’ minute books and stock ledgers that have been made available to Bay, its representatives or its Affiliates constitute all of its minute books and stock ledgers and as of their dates contain a materially complete and accurate record of all actions of its stockholders and board of directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments and reports, strategic planning documents, financial forecasts, deeds, leases, lease files, land files, accounting and tax records and all other records of Hopkins that relate to its business and properties that have been requested by Bay have been made available to Bay.

(b)         Each of the Hopkins Companies makes and keeps books, records and accounts that, in reasonable detail and in all material respects, accurately and fairly reflect its transactions in and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with GAAP consistently applied and any other criteria applicable to such statements, and (B) to maintain accountability for assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed on Hopkins Disclosure Schedule 3.25(b), there are no significant deficiencies or material weaknesses in the design or operation of such internal accounting controls that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial information. There has occurred no fraud, whether or not material, that involves management or other employees who have a significant role in Hopkins’ internal accounting controls.

Section 3.26        Investment Securities.

Each of the Hopkins Companies has good and marketable title to all securities that it owns. None of the investment securities reflected in the Hopkins Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and, except as described in Hopkins Disclosure Schedule 3.26 or otherwise provided for by this Agreement, none of the investment securities that any of the Hopkins Companies acquired after September 30, 2015, are subject to any restrictions, whether contractual or statutory, that materially impair such Hopkins Company’s ability to freely dispose of such investment securities at any time, and such Hopkins Company was permitted by applicable Law to acquire such investment securities at the time they were acquired.

Section 3.27        [Intentionally Omitted].

Section 3.28        Materials Provided to Stockholders.

All correspondence between Hopkins and its stockholders, if any, during 2013, 2014 and 2015, including, without limitation, any annual or quarterly reports provided to stockholders, have been made available to Bay.

Section 3.29        Absence of Certain Changes.

Except as disclosed in Hopkins Disclosure Schedule 3.29 and provided for or contemplated in this Agreement, since December 31, 2014:

(a)          There has not been any material transaction by any of the Hopkins Companies other than in the ordinary course of business and in conformity with past practices;

(b)         There has not been any acquisition or disposition by any of the Hopkins Companies of any property or asset, whether real or personal, having a fair market value, singularly or in the aggregate, in an amount greater than $50,000, other than acquisitions or dispositions, including acquisitions and dispositions of REO and investment securities, made in the ordinary course of business;

(c)          There has not been any Lien on any properties or assets of the Hopkins Companies, except to secure extensions of credit in the ordinary course of business and in conformity with past practice (i.e., Liens on assets to secure Federal Home Loan Bank, Federal Reserve Bank or correspondent bank advances being deemed both in the ordinary course of business and consistent with past practices);

(d)         There has not been any increase in, or commitment to increase, the compensation payable or to become payable to any of the officers, directors, employees, or agents of the Hopkins Companies, or any bonus payment, other than routine increases made in the ordinary course of business and consistent with past practices or as permitted in Section 5.1(d), or any stock option award, restricted stock award or similar arrangement made to or with any of such officers, directors, employees or agents;

(e)          None of the Hopkins Companies has incurred, assumed or taken any property subject to any liability in excess of $50,000, except for liabilities incurred or assumed or property taken subsequent to December 31, 2014 that is fully reflected or reserved against in the most recent balance sheet contained in the Hopkins Financials, other than in the ordinary course of business and in conformity with past practices;

(f)          There has not been any material alteration in the manner of keeping the books, accounts, or records of the Hopkins Companies, or in the accounting policies or practices therein reflected;

(g)         There has not been any elimination or addition of Hopkins’ employee benefits;

(h)         There has not been any deferred routine maintenance of any Real Property;

(i)           There has not been any elimination of a reserve by Hopkins where the liability related to such reserve has remained;

(j)           There has not been any failure by Hopkins to depreciate capital assets in accordance with past practice or to eliminate capital assets that are no longer used in its business; and

(k)         There has not been any extraordinary reduction or deferral by any of the Hopkins Companies of ordinary or necessary expenses.

Section 3.30        Absence of Undisclosed Liabilities.

None of the Hopkins Companies has any obligation or liability that is material to its financial condition or operations, or that, when combined with all similar obligations or liabilities, would be material to its financial condition or operations except (a) as disclosed in the Hopkins Financials delivered to Bay prior to the date of this Agreement, or (b) as contemplated under this Agreement. Except as disclosed on Hopkins Disclosure Schedule 3.30, since December 31, 2014, none of the Hopkins Companies has incurred or paid any obligation or liability that would be material to its financial condition or operations, except for obligations that are (i) fully reflected or reserved against on the most recent balance sheet contained in the Hopkins Financials or (ii) paid in connection with transactions made in the ordinary course of its business consistent with past practice and applicable Law.

Section 3.31        No Option Plans or Convertible Securities.

Except as described in Hopkins Disclosure Schedule 3.31, Hopkins does not maintain any form of equity plan, including without limitation, an equity compensation or other stock option plan, that might entitle any Person to receive Rights from it, and no Rights with respect to any of its equity plans are outstanding.

Section 3.32        Deposits.

Except as described in Hopkins Disclosure Schedule 3.32, none of Hopkins Bank’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

Section 3.33        Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Hopkins own account, or for the account of one or more of the Hopkins Subsidiaries or their customers (all of which are set forth in Hopkins Disclosure Schedule 3.33), were in all material respects entered into in compliance with all applicable Laws, and with counterparties believed to be financially responsible at the time; and to the Knowledge of Hopkins each of them constitutes the valid and legally binding obligation of Hopkins or such Hopkins Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Hopkins is not, nor, to the Knowledge of Hopkins, is any other party thereto, in breach of any of its obligations under any such agreement or arrangement in any material respect.

Section 3.34        Fiduciary Accounts.

Except as described in Hopkins Disclosure Schedule 3.34, none of the Hopkins Companies has trust powers or acts as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser.

Section 3.35        Credit Card Accounts and Merchant Processing.

None of the Hopkins Companies originates, maintains or administers credit card accounts. Except as described in Hopkins Disclosure Schedule 3.35, none of the Hopkins Companies provide, and none has provided, merchant credit card processing services to any merchants.

Section 3.36        Anti-takeover Laws.

Hopkins has taken all actions required to exempt Bay, this Agreement and the Contemplated Transactions from any provisions of an anti-takeover nature contained in its organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

Section 3.37        Stockholders’ List.

Attached hereto as Hopkins Disclosure Schedule 3.37 is a list of the holders of shares of Hopkins Common Stock containing their names, addresses and number of shares held of record, which stockholders’ list is in all respects complete and accurate.

Section 3.38        Voting Trust, Voting Agreements or Shareholders’ Agreements.

Except for this Agreement and the Support Agreements contemplated hereby, to the Knowledge of Hopkins, there is no voting trust, voting agreement, stockholders’ agreement or similar arrangement with respect to the purchase, sale or voting of any shares of Hopkins Common Stock or any other securities of Hopkins.

Section 3.39        Ability to Pay Cash Dividend.

Hopkins has, or prior to the Closing will have, financial resources sufficient to enable it to pay in full the Cash Dividend contemplated by Section 5.2 of this Agreement. To the Knowledge of Hopkins, except for the facts and circumstances that require the receipt of the consents and approvals set forth in Hopkins Disclosure Schedule 3.4, no fact or circumstance exists, including any possible other transaction pending or under consideration by it, that would (a) reasonably be expected to prevent, delay or limit in any material respect the declaration and payment of the Cash Dividend, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially limit or delay the declaration or payment of the Cash Dividend.

Section 3.40        No Other Representations or Warranties.

Except as set forth in this Agreement, Hopkins makes no representation or warranty, express or implied, whether at law or in equity, with respect to Hopkins, any of the Hopkins Companies, or the Contemplated Transactions, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF Bay

Bay represents and warrants to Hopkins, for itself and with respect to and on behalf of each of the Bay Subsidiaries (to the extent applicable), that the statements contained in this Article IV (and as reflected on the Bay Disclosure Schedules) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV, except that those representations and warranties which by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty contained in this Article IV shall be deemed untrue or incorrect, and Bay shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event that Bay can establish has previously been disclosed to Hopkins by the Bay Companies or their Representatives; and provided further that no representation or warranty contained in this Article IV shall be deemed untrue or incorrect, and Bay shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided further that the foregoing standard shall not apply to representations and warranties contained in Sections 4.1, 4.2, 4.6 and 4.7, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects (the “Article IV Standard”).

Section 4.1            Organization.

(a)                Bay is a corporation duly incorporated, validly existing, and in good standing under the laws of Maryland. Bay is a savings and loan holding company duly registered under the HOLA. Bay has the full corporate power and lawful authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bay is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Hopkins, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(b)               Bay Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Bay Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Bay Bank is duly licensed, registered or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not have a Material Adverse Effect on Bay, and all such licenses, registrations and qualifications are in full force and effect in all material respects.

(c)                The deposits of Bay Bank are insured by the FDIC to the extent provided in the Federal Deposit Insurance Act.

(d)               Bay has delivered to Hopkins true and correct copies of the articles of incorporation and bylaws of Bay, and the charter documents and bylaws of Bay Bank, and each as in effect on the date hereof (collectively, the “Bay Governing Documents”).

Section 4.2            Authority; No Violation.

(a)                Bay has full corporate power and authority to execute and deliver this Agreement, to consummate the Contemplated Transactions and to otherwise comply with its obligations under this Agreement, subject to the receipt of all consents and approvals described in Bay Disclosure Schedule 4.3. The execution and delivery of this Agreement by Bay and the consummation by Bay of the Contemplated Transactions have been duly and validly authorized by the board of directors of Bay and no other corporate proceedings on the part of Bay are necessary to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Bay and, assuming the due authorization, execution and delivery of this Agreement by Hopkins, constitutes the valid and binding obligation of Bay, enforceable against Bay in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)               The execution and delivery of this Agreement by Bay and the consummation of the Contemplated Transactions, subject to the receipt of all consents and approvals described in Bay Disclosure Schedule 4.3, Bay’s and Hopkins’ compliance with any conditions contained herein, and the compliance by Bay or any Bay Subsidiary with any of the terms or provisions hereof, do not and will not:

(i)                 Conflict with or result in a breach of any provision of the Bay Governing Documents;

(ii)               Violate any Law applicable to Bay, any Bay Subsidiary or any of their respective properties or assets; or

(iii)             Except as described in Bay Disclosure Schedule 4.2(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, or acceleration of, the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Bay or any Bay Subsidiary under any of the terms or conditions of any note, bond, mortgage, indenture, license, lease, agreement, commitment or other instrument or obligation to which Bay or any Bay Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except where such termination, acceleration or creation would not have a Material Adverse Effect on Bay.

(c)                Bay Bank has all requisite corporate power and authority to execute and deliver the Bank Merger Agreement, and to consummate the transactions contemplated thereby, subject to the receipt of all consents and approvals described in Bay Disclosure Schedule 4.3. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the board of directors of Bay Bank and, other than the approval of the Bank Merger Agreement by Bay as the sole stockholder of Bay Bank as required by Law, no further corporate proceedings of Bay Bank are needed to execute and deliver the Bank Merger Agreement and consummate the transactions contemplated thereby. The Bank Merger Agreement has been duly authorized and, upon due authorization, execution and delivery by Bay Bank, will be a legal, valid and binding agreement of Bay Bank enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. At the Closing, all other agreements, documents and instruments to be executed and delivered by Bay Bank that are referred to in the Bank Merger Agreement, if any, will have been duly executed and delivered by Bay Bank and, assuming due authorization, execution and delivery by the counterparties thereto, will constitute the legal, valid and binding obligations of Bay Bank, enforceable against Bay Bank in accordance with their respective terms and conditions, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general equitable principles.

Section 4.3            Consents; Regulatory Approvals.

Except as described in Bay Disclosure Schedule 4.3, no consents or approvals of, or filings or registrations with, any Regulatory Authorities or other third parties are necessary in connection with the execution and delivery of this Agreement by Bay or the consummation of the Contemplated Transactions by Bay, except where the failure to obtain such consents or approvals, or make such filings or registrations would not have a Material Adverse Effect on Bay. Bay has no reason to believe that it will not be able to obtain all requisite approvals, waivers, or consents from the Regulatory Authorities or any third party in order to consummate the Contemplated Transactions on a timely basis. To the Knowledge of Bay, no fact or circumstance exists, including any possible other transaction pending or under consideration by it, that would (a) reasonably be expected to prevent or delay in any material respect, any filings or registrations with, or consents, approvals or waivers required from any Regulatory Authority, or (b) cause a Regulatory Authority acting pursuant to applicable Law to seek to prohibit or materially delay consummation of the Contemplated Transactions or impose a Burdensome Condition.

Section 4.4            Litigation and Other Proceedings.

Except as described in Bay Disclosure Schedule 4.4, (a) there is no legal, quasi-judicial, administrative, arbitration or other proceeding, claim (whether asserted or unasserted), action or governmental investigation or inquiry of any kind or nature now pending or, to the Knowledge of Bay, threatened, before any court, administrative, regulatory, arbitration or similar body in any manner against the Bay Companies or any of their properties that could reasonably be expected to (i) have a Material Adverse Effect, (ii) question the validity of any action taken or to be taken in connection with this Agreement or the Contemplated Transactions, or (iii) materially impair or delay Bay’s ability to perform its obligations under this Agreement, and (b) none of the Bay Companies is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or Regulatory Authority that could reasonably be expected to have any of the effects described in the foregoing items (a)(i) through (a)(iii).

Section 4.5            Financing.

Bay has, or at the Closing will have, financial resources sufficient to enable it to pay in full the Merger Consideration and all fees and expenses payable by Bay and Bay Bank in connection with this Agreement and the Contemplated Transactions.

Section 4.6            Brokers and Finders.

Except as set forth on Bay Disclosure Schedule 4.6, none of the Bay Companies, and, to the Knowledge of Bay, no officer, director, employee, independent contractor or agent of any Bay Company on its behalf, has employed any broker, finder, investment banker or financial advisor, or incurred any liability for any fees or commissions to any broker, finder, investment banker or financial advisor, in connection with the Contemplated Transactions.

Section 4.7            Information to be Supplied.

(a)          The information supplied by Bay for inclusion in the Proxy Statement as of the date thereof, and up to and including the date of the Hopkins Common Stockholders’ Meeting, (i) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, and (ii) will comply in all material respects with the anti-fraud provisions of the Securities Laws.

(b)         The information supplied by Bay for inclusion in the Applications will, at the time each such document is filed with any Regulatory Authority and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

(c)          No warranty or representation by Bay contained in this Agreement, nor any document, certificate of schedule delivered to Hopkins by or for Bay pursuant to a requirement of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in such warranty or representation, or document or certificate in light of the circumstances under which it was made, not misleading.

Section 4.8            Community Reinvestment Act

Bay Bank is the only Bay Company that is subject to the CRA. Bay Bank is in compliance in all material respects with the CRA and all regulations promulgated thereunder. Bay has supplied Hopkins with a copy of Bay Bank’s current CRA Statement, all letters and written comments received by Bay Bank since January 1, 2014 pertaining thereto and any responses by Bay Bank to such comments. Bay Bank has a rating of “satisfactory” or better as of its most recent CRA compliance examination and it has received no communication from any Regulatory Authority that would lead it to believe that it will not receive a rating of “satisfactory” or better pursuant to its next CRA compliance examination or that any Regulatory Authority would seek to restrain, delay or prohibit any of the Contemplated Transactions as a result of any act or omission of it under the CRA.

Section 4.9            No Other Representations or Warranties.

Except as set forth in this Agreement, Bay makes no representation or warranty, express or implied, whether at law or in equity, with respect to Bay, any of the Bay Companies, or the Contemplated Transactions, and all other representations or warranties are hereby expressly disclaimed.

ARTICLE V.
COVENANTS OF THE PARTIES

Section 5.1            Conduct of Hopkins’ Business.

Through the Effective Time, Hopkins shall, and shall cause each of the Hopkins Subsidiaries to, in all material respects, conduct its businesses and engage in transactions only in the usual, regular and ordinary course and consistent with past practice, except as otherwise required or contemplated by this Agreement or with the prior written consent of Bay. Hopkins shall, and shall cause each of the Hopkins Subsidiaries to, use its commercially reasonable good faith efforts to preserve its business organization intact, maintain good relationships with employees, and preserve the good will of its customers and others with whom business relationships exist; provided, however, that, other than in the case of an officer or employee position at the level of Assistant Vice President or below that Hopkins determines, in good faith, is necessary to comply with the foregoing requirement, job vacancies that occur prior to the Effective Date through attrition shall not be filled and new officers and employees shall not be hired without the prior written consent of Bay, which shall not be unreasonably conditioned, withheld or delayed. Through the Effective Time, neither Hopkins nor any of the Hopkins Subsidiaries shall, without the consent in writing by Bay (such consent not to be unreasonably withheld, conditioned or delayed) or as permitted by this Agreement, or except as may be required, in writing, by any Regulatory Authority (in which case Hopkins shall immediately notify Bay), take any of the following actions:

(a)          Change any provision of the Hopkins Governing Documents;

(b)         Change the number of authorized or issued shares of its capital stock; repurchase any shares of capital stock; issue or grant any call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of capital stock; except for the Cash Dividend in accordance with Section 5.2, declare, set aside or pay any dividends (including any special dividends) or other distribution in respect of capital stock other than in a manner and in an amount consistent with past practice (for clarification and not by way of limitation, distributions to the Hopkins Common Stockholders to pay any tax liability related to their holdings of Hopkins Common Stock where the amount of such distribution as a percentage of income is consistent with past practice shall be considered a distribution “in a manner and in an amount consistent with past practice”); or redeem or otherwise acquire any shares of its capital stock;

(c)          Except as set forth in Hopkins Disclosure Schedule 5.1(c), grant any severance, retention or termination pay, other than pursuant to policies or agreements in effect on the date hereof for employees who are not executive officers, or enter into or amend any employment, consulting, severance, compensation, “change-in-control,” or termination contract or arrangement with, any officer, director, employee, independent contractor, agent, or other Person associated with it;

(d)         Grant job promotions or increase the rate of compensation of, or pay any bonus to, any director, officer, employee, independent contractor, agent or other Person associated with Hopkins or any Hopkins Subsidiary, except for (i) promotions, increases or bonuses related to performance in 2015 that have been approved by its board of directors, or recommended for such approval by a compensation or similar committee thereof, prior to the date hereof and described in Hopkins Disclosure Schedule 5.1(d), (ii) promotions, routine pay increases or routine bonuses that are granted or made (A) with respect to an officer or employee position at the level of Assistant Vice President or below and (B) in the normal course of business and consistent with past practices, or (iii) one-time discretionary cash bonuses to be paid on the Closing Date to directors and/or employees of the Hopkins Companies, provided that (A) the aggregate amount of all such bonuses does not exceed $400,000 and (B) Hopkins has disclosed to Bay, within 14 days of the date of this Agreement, the names of the possible recipients of such bonuses. All bonuses paid, or to be paid, pursuant to this Section 5.1(d) are collectively referred to herein as the “Bonuses”.

(e)          Except in the ordinary course consistent with past practice, sell, lease, assign, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets (excluding loans, which are governed by Section 5.1(u), and securities, which are governed by Section 5.1(p)), deposits, business or properties or cancel or compromise any debt or claim, or waive or release any right or claim, except in the ordinary course of business consistent with past practice for full and fair consideration actually received; or modify in any material manner the manner in which it has heretofore conducted its business or enter into any new line of business;

(f)          Except for FHLB and FRB advances and deposits taken in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money; or incur, assume or become subject to, whether directly or by way of any guarantee or otherwise, any obligations or liabilities (absolute, accrued, contingent or otherwise) of any other Person, other than the issuance of letters of credit in the ordinary course of business and in accordance with the restrictions set forth in Sections 5.1(w) and (x);

(g)         Take any action that would result in any of the representations and warranties of Hopkins set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in this Article V not being satisfied, except in each case as may be required by Law (with notice to Bay), any Regulatory Authority, or after written consent or waiver from Bay;

(h)         Change any method, practice, or principle of accounting, except as may be required from time to time by Law or changes in GAAP or by any Regulatory Authority;

(i)           Waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material agreement to which it is a party;

(j)           Implement any pension, retirement, profit-sharing, bonus, or similar plan or arrangement that was not in effect on the date of this Agreement, or amend any existing pension, retirement, profit-sharing, bonus, or similar plan or arrangement except to the extent (i) required by Law or (ii) required by its terms as a result of this Agreement or in connection with the Contemplated Transactions; provided, however, that amendments to a Benefit Plan to modify any of the investment or similar options available thereunder shall not constitute a breach of this Section 5.1(j);

(k)         Implement or adopt any material change in its: (i) guidelines and policies in existence on the date hereof with regard to underwriting and making extensions of credit, the establishment of reserves with respect to possible losses thereon, or the charge-off of losses incurred thereon; (ii) investment policies and practices; or (iii) other material banking policies, or otherwise fail to conduct its banking activities in the ordinary course of business consistent with past practice except as may be required by changes in Law, GAAP, or the direction of a Regulatory Authority;

(l)           Otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(m)       Enter into, modify, amend or renew any agreement under which it is obligated to pay more than $50,000 and which is not terminable by it with 60 days’ notice or less without penalty, payment or other conditions (other than the condition of notice), or enter into, renew, extend or modify any other transaction with any of its Affiliates, other than deposit and loan transactions in the ordinary course of business and that are in compliance with the requirements of Law;

(n)         Except as required by Law or at the direction of a Regulatory Authority: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; or (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk;

(o)         Take any action that would give rise to a right of payment to any individual under any employment agreement except for contractually required compensation;

(p)         Purchase or sell any securities except in the ordinary course of business consistent with past practice; provided, however, that in no event shall any of the Hopkins Companies (i) purchase any security having a purchase price in excess of $500,000 or (ii) sell any security if the gain or loss from such the sale would exceed $50,000 individually or $250,000 when combined with the gains or losses, respectively, realized on the sales of all other securities; and provided further that Hopkins Bank may reinvest in Israel Bonds that are owned by Hopkins Bank as of the date of this Agreement and that mature prior to the Effective Time as long as the aggregate amount of such reinvestments does not exceed $3,500,000, and such reinvestments shall not be considered for purposes of determining the Hopkins Companies’ compliance with item (i) of this Section 5.1(p);

(q)         Except in the ordinary course of business consistent with past practice and involving an amount not in excess of $50,000 (exclusive of any amounts paid directly or reimbursed to Hopkins or a Hopkins Subsidiary under any insurance policy maintained by Hopkins or a Hopkins Subsidiary), settle any material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (or basis therefor) pending or, to the Knowledge of Hopkins, threatened, against or affecting Hopkins, any of Hopkins Subsidiary, or any of their respective properties or any of their respective assets. Notwithstanding the foregoing, no settlement shall be made if it involves a precedent for other similar claims that, in the aggregate, could reasonably be determined to be material to Hopkins and the Hopkins Subsidiaries, taken as a whole;

(r)           Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither Hopkins nor any Hopkins Subsidiary shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Hopkins has provided notice to Bay that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws;

(s)          Make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(t)           Make any new capital expenditure, individually or in the aggregate, of $50,000 or more;

(u)         Sell or acquire any loans (excluding originations) or loan participations, except in the ordinary course of business consistent with past practice (but in the case of a sale, after giving Bay or Bay Bank a first right of refusal to acquire such loan or participation), or sell or acquire any servicing rights; provided, however, that in no event shall any of the Hopkins Companies sell or acquire any loan or loan participation having a principal balance in excess of $500,000;

(v)         Make any charitable or similar contributions, except consistent with past practice;

(w)       Except for any Non-Residential Credit Extension already committed to by Hopkins or a Hopkins Subsidiary as of the date of this Agreement and set forth on Hopkins Disclosure Schedule 5.1(w), enter into, grant, approve, modify or extend any Non-Residential Credit Extension except in the ordinary course of business consistent with past practice; provided, however, that none of the Hopkins Companies may make a Non-Residential Credit Extension (i) in excess of its current lending legal limit, (ii) to an existing customer that increases the aggregate loan exposure to such customer to more than its current legal lending limit, or (iii) except for any Non-Residential Credit Extension already committed to or in process by Hopkins or a Hopkins Subsidiary as of the date of this Agreement that has been disclosed in Hopkins Disclosure Schedule 5.1(w), in a principal amount that exceeds $500,000;

(x)         Enter into, grant, approve, modify or extend any Residential Credit Extension that would result in a credit exposure in excess of its current legal lending limit; provided, however, that none of the Hopkins Companies may make a Non-Residential Credit Extension in a principal amount that exceeds $500,000;

(y)         Issue any communication relating to the Contemplated Transactions to employees (including general communications relating to benefits and compensation) without prior consultation with Bay and, to the extent relating to post-Closing employment, benefit or compensation information, without the prior consent of Bay (which shall not be unreasonably withheld, conditioned or delayed) or issue any communication of a general nature to customers without the prior approval of Bay (which shall not be unreasonably withheld, conditioned or delayed), except as required by Law. For clarification, communications in the ordinary course of business consistent with past practice that do not relate to the Contemplated Transactions shall not be prohibited pursuant to this Section 5.1(y); or

(z)          Agree to do any of the foregoing.

Section 5.2            Payment of Cash Dividend.

Prior to the Effective Time, Hopkins’ board of directors shall declare, and Hopkins shall pay, either directly or into an escrow account for distribution after the Effective Time, a one-time special cash dividend on the shares of the Hopkins Common Stock that are issued and outstanding as of the record date therefor in the aggregate amount of $16,000,000 (the “Cash Dividend”). Hopkins shall provide Bay with written confirmation of such payment prior to the Closing.

Section 5.3            Conduct of Bay’s Business.

Through the Effective Time, except as otherwise consented to in writing by Hopkins or as permitted by this Agreement, and except as may be required by Law or, in writing, by Bay’s Regulatory Authority (in which case Bay shall immediately provide Hopkins with a copy of such written document), Bay shall not, and shall not permit any Bay Subsidiary to, take or agree to take any action that would result in any of the conditions set forth in Article VI hereof not being satisfied.

Section 5.4            Access; Confidentiality.

(a)          Through the Effective Time, each party hereto shall afford to the other, including its authorized agents and Representatives, reasonable access to its and its Subsidiaries’ businesses, properties, assets, books and records, and personnel, at reasonable hours and after reasonable notice; and the officers of each party shall furnish the other party making such investigation, including its authorized agents and Representatives, with such financial and operating data and other information with respect to such businesses, properties, assets, books and records, and personnel as the party making such investigation, or its authorized agents and Representatives, shall from time to time reasonably request. Each party hereto agrees that it and its authorized agents and Representatives will conduct such investigation and discussions hereunder in a confidential manner and otherwise in a manner so as not to interfere unreasonably with the other party’s normal operations and customer and employee relationships. Notwithstanding the foregoing, neither party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information, or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.

(b)         Each party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.4 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the Contemplated Transactions. The parties hereto shall hold all information obtained pursuant to this Section 5.4 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement, which is incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

Section 5.5            Regulatory Matters.

(a)                Through the Effective Time, Hopkins and Bay shall cooperate with one another in the preparation of all Applications, which shall be prepared by Bay and Bay’s counsel, to the extent such Applications are required to be filed by a Bay Company, and by Hopkins and Hopkins’ counsel, to the extent such Applications are required to be filed by a Hopkins Company, and the making of all filings for, and shall use their reasonable best efforts to obtain, as promptly as practicable, all necessary permits, consents, approvals, waivers and authorizations of all Regulatory Authorities necessary or advisable to consummate the Contemplated Transactions; provided, however, that in no event shall Bay or Hopkins be required to agree to any prohibition, limitation, or other requirement that would (i) compel Bay or Hopkins to dispose of all or any material portion of either party’s business or assets, (ii) impose a material compliance burden, penalty or obligation on Bay or Hopkins, or (iii) otherwise materially impair the value of Hopkins to Bay (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). Bay and Hopkins shall each give the other reasonable time to review any Application to be filed by it prior to the time such Application is filed with the relevant Regulatory Authority, and each shall consult the other with respect to the substance and status of such filings.

(b)               Through the Effective Time, Hopkins and Bay shall each promptly furnish the other with copies of written communications to, or received by them from, any Regulatory Authority with respect to the Contemplated Transactions to the extent permitted by Law.

(c)                Through the Effective Time, Hopkins and Bay shall cooperate with each other in the foregoing matters and shall furnish the other with all information concerning itself as may be necessary or advisable in connection with any Application or filing, including any report filed with the SEC, made by or on behalf of such party to or with any Regulatory Authority in connection with the Contemplated Transactions, and in each such case, the information shall be accurate and complete in all material respects. In connection therewith, Hopkins and Bay shall use their reasonable good faith efforts to provide each other certificates, “comfort” letters and other documents reasonably requested by the other to the extent permitted by Law. Bay and Hopkins shall each have the right to review and approve in advance (such approval not to be unreasonably withheld, conditioned or delayed) all characterizations of the information relating to it and its Subsidiaries that appear in any Application to be filed by the other party.

Section 5.6            Taking of Necessary Actions.

Through the Effective Time, in addition to the specific agreements contained herein, each party hereto shall use their reasonable best efforts to take, or cause to be taken by each of its Subsidiaries, all actions, and to do, or cause to be done by each of its Subsidiaries, all things necessary, proper or advisable under applicable Law to consummate and make effective the Contemplated Transactions including, if necessary, appealing any adverse ruling with respect to any Application.

Section 5.7            Other Undertakings by Hopkins.

(a)                Stockholder Approval. As promptly as practicable after regulatory approval of the Contemplated Transactions, in accordance with Hopkins’ articles of incorporation and bylaws, applicable Law and this Agreement, Hopkins shall submit the Agreement and the Merger to its stockholders for approval at a special meeting thereof with the recommendation that the Hopkins Common Stockholders approve the Agreement and the Merger (the “Hopkins Common Stockholders’ Meeting”).

(b)               Acquisition Proposals. So long as this Agreement remains in effect, except as otherwise expressly permitted by this Agreement, Hopkins shall not, and it shall not authorize, permit or cause any Hopkins Subsidiary or any of the respective Representatives, to, directly or indirectly: (i) initiate, solicit, induce or encourage (including by way of furnishing information), or take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal; (iii) recommend or endorse an Acquisition Proposal; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Bay) any information or data with respect to Hopkins or any Hopkins Subsidiary or otherwise relating to an Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Hopkins or any Hopkins Subsidiary is a party; or (vi) enter into any agreement, agreement in principle, letter of intent or similar instrument, including any exclusivity agreement, with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle, letter of intent or similar instrument relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Hopkins, a Hopkins Subsidiary or a Representative, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Hopkins or a Hopkins Subsidiary or otherwise, shall be deemed to be a breach of this Agreement by Hopkins. Hopkins shall, and shall cause each Hopkins Subsidiary and each Representative to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Person with respect to any existing or potential Acquisition Proposal.

Notwithstanding the foregoing, prior to the approval of the Agreement and the Merger by the Hopkins Common Stockholders at the Hopkins Common Stockholders’ Meeting, Hopkins may respond to an inquiry, furnish nonpublic information regarding itself and its Subsidiaries to, or enter into discussions with, any Person in response to an unsolicited Acquisition Proposal that is submitted to Hopkins by such Person (and not withdrawn) if (i) Hopkins’ board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and the advice of RP Financial, LC., that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below), (ii) Hopkins has not violated any of the restrictions set forth in this Section 5.7(b), (iii) Hopkins’ board of directors determines in good faith, after consultation with and based upon the advice of its outside legal counsel and the advice of RP Financial, LC., that such action is required in order for the board of directors to comply with its fiduciary obligations under applicable Law, and (iv) at least two Business Days prior to furnishing any nonpublic information to, or entering into discussions with, such Person, Hopkins provides Bay with written notice of the identity of such Person and of Hopkins’ intention to furnish nonpublic information to, or enter into discussions with, such Person and Hopkins receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the Confidentiality Agreement, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with Hopkins. Hopkins shall promptly provide Bay any non-public information regarding Hopkins or any of its Subsidiaries provided to any other Person that was not previously provided to Bay, such additional information to be provided no later than the date of provision of such information to such other Person.

Hopkins shall promptly (and in any event within 24 hours) notify Bay in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Hopkins, any Hopkins Subsidiary or any Representative, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Hopkins agrees that it shall keep Bay informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). Hopkins further agrees that it will provide Bay with the opportunity to present its own proposal to Hopkins’ board of directors in response to any such proposal or offer (a “Bay Counteroffer”), and negotiate with Bay in good faith with respect to any such proposal.

For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide written proposal (or its most recently amended or modified terms, if amended or modified) made by a third party to consummate an Acquisition Proposal on terms that Hopkins’ board of directors determines in its good faith judgment, after consultation with and having considered the advice of Hopkins’ outside legal counsel and RP Financial, LC.: (i) would, if consummated, result in consideration that is more favorable to the Hopkins Common Stockholders than the Contemplated Transactions (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the proposal); (ii) is not conditioned on obtaining financing (and with respect to which Hopkins has reasonably assured itself of such Person’s ability to fully finance its Acquisition Proposal); (iii) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of the Hopkins Common Stock or all or substantially all of the assets and liabilities of Hopkins and its Subsidiaries on a consolidated basis; and (iv) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Neither Hopkins’ board of directors nor any committee thereof shall: (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Bay in connection with the Contemplated Transactions (including the Merger), its recommendation to the Hopkins Common Stockholders to approve the Agreement and the Merger, or make any statement, filing or release, in connection with the Hopkins Common Stockholders’ Meeting or otherwise, inconsistent with the recommendation to the Hopkins Common Stockholders to approve the Agreement and the Merger (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of such recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Hopkins or any of its Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Proposal or (B) requiring Hopkins to abandon, terminate or fail to consummate any of the Contemplated Transactions.

Notwithstanding the foregoing, prior to the date of the Hopkins Common Stockholders’ Meeting, Hopkins’ board of directors may approve or recommend to the Hopkins Common Stockholders a Superior Proposal and withdraw, qualify or modify its recommendation in connection with the Agreement and the Merger or take any of the other actions otherwise prohibited by this Section 5.7(b) after the third (3rd) Business Day following the receipt by Bay of a notice (the “Notice of Superior Proposal”) from Hopkins advising Bay that Hopkins’ board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.7(b)) constitutes a Superior Proposal (it being understood that Hopkins shall be required to deliver a new Notice of Superior Proposal in respect of any materially revised Superior Proposal from such third party or its Affiliates that Hopkins proposes to accept and the subsequent notice period shall be three Business Days) if, but only if, (i) Hopkins’ board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and the advice of RP Financial, LC., that the failure to take such actions would be inconsistent with its fiduciary duties under applicable Law and (ii) at the end of such three Business Day period, after taking into account any adjusted, modified or amended terms as may have been committed to in writing by Bay since Bay’s receipt of such Notice of Superior Proposal (provided, however, that Bay shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Hopkins’ board of directors has again in good faith made the determination (A) in clause (i) of this paragraph, and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(c)                Dissolve Non-Operational Subsidiaries. Prior to Closing, Hopkins shall cause the liquidation and legal dissolution of any and all of its Non-Operational Subsidiaries.

(d)               Maintenance of Insurance. Hopkins and each Hopkins Subsidiary shall maintain insurance in such amounts as Hopkins believes are reasonable to cover such risks as are customary in relation to the character and location of its and properties and the nature of its businesses.

(e)                Maintenance of Books and Records. Hopkins and each Hopkins Subsidiary shall maintain books of account and records on a basis consistent with past practice.

(f)                Taxes.

(i)                 Hopkins and each Hopkins Subsidiary shall file all Hopkins Returns required to be filed by it on or before the date such Returns are due, including any extensions, and pay all Taxes shown to be due on such returns on or before the dates such payments are due, except those being contested in good faith.

(ii)               For federal income Tax purposes, the taxable year of Hopkins shall end on the date that immediately precedes the Effective Date. Prior to the Closing, Hopkins shall appoint a Person (the “Tax Agent”) to serve as Hopkins’ representative, true and lawful agent, proxy and attorney-in-fact for the purposes set forth in this Section 5.7(f)(ii). Such appointment shall be evidenced by a written agreement in form and substance reasonably satisfactory to Bay (the “Tax Agent Agreement”) that obligates the Tax Agent to comply with this Section 5.7(f)(ii), a true and complete copy of which shall be delivered to Bay at or prior to the Closing. The Tax Agent shall file, or cause to be filed, the final Hopkins Returns of Hopkins as an S corporation on or before the due dates therefor and shall provide Bay with true and complete copies of such Hopkins Returns within five (5) Business Days following the filing thereof. Hopkins shall be responsible for the Tax Agent’s expenses pursuant to this Section 5.7(f)(ii).

(g)               Delivery of Financial Statements. Hopkins shall deliver to Bay, by each respective delivery date, Hopkins Financials that fairly present, in all material respects, Hopkins’ consolidated financial condition, results of operations for the periods then ended in accordance with GAAP, subject to year-end audit adjustments and notes thereto.

(h)               Delivery of Board Materials. Hopkins shall deliver to Bay at the address provided in Section 9.5 of this Agreement (i) no later than the date delivered to the members of the board of directors of Hopkins or Hopkins Bank, any materials provided to members of the board of directors of Hopkins or Hopkins Bank in connection with a meeting of the board of directors of Hopkins or Hopkins Bank during the Pre-Closing Period, and (ii) within one Business Day of the preparation of such minutes, minutes of any meetings of the board of directors of Hopkins or Hopkins Bank during the Pre-Closing Period, except for materials or the portions of any such minutes that relate to any matters or discussions (A) of the Contemplated Transactions, (B) of an Acquisition Proposal not involving Bay or Bay Bank, (C) between Hopkins or Hopkins Bank, as the case may be, and its counsel on any matter that such counsel determines in good faith is subject to the attorney-client privilege, (D) regarding confidential supervisory information (within the meaning of the rules of the Regulatory Authorities of Hopkins or Hopkins Bank, as the case may be), and/or (E) of any other matter the disclosure of which to Bay could, in the opinion of counsel to Hopkins or Hopkins Bank, as the case may be, adversely affect the rights or obligations of Hopkins or Hopkins Bank or cause Hopkins or Hopkins Bank, or the boards of directors thereof, to breach any fiduciary duty or violate any applicable Law.

Section 5.8            Environmental Assessments.

(a)                Bay shall have the express right, but not the obligation, to conduct, at its sole cost and expense, Environmental Assessments of the assets, operations and secured interests of the Hopkins Companies, including, but not limited to, the Real Properties. For any Real Property that is not owned by Hopkins or a Hopkins Subsidiary, access to such Real Property shall be conditioned on approval by the property owner.

(b)               If Bay, in its sole discretion, is unable to reasonably determine that the recognized environmental conditions identified in the Environmental Assessments will not result in a Material Adverse Effect, it shall have the express right, but not the obligation, to further assess, at its sole cost and expense, the recognized environmental conditions as it deems appropriate subject to the following provisions of this Section 5.8(b). For any Real Property owned by Hopkins or a Hopkins Subsidiary, such further assessment shall be subject to prior notice to Hopkins. For any Real Property that Hopkins or a Hopkins Subsidiary does not own, such further assessment shall be conditioned on approval by the property owner.

(c)                Bay agrees to notify Hopkins a reasonable time in advance of any Environmental Assessments scheduled pursuant to this Section 5.8. Upon receipt of such notice, Hopkins agrees to permit Bay and its contractors, consultants, agents and Representatives to (i) conduct such Environmental Assessments, (ii) have access to the properties, facilities, environmental documents and personnel of Hopkins and the Hopkins Subsidiaries, and (iii) conduct such consultations with the Persons conducting such examinations, as Bay shall deem necessary; provided, however, that Bay agrees that the exercise of its rights under this Section 5.8(c) shall not unreasonably disturb or interfere with the business activities or operations of Hopkins or any Hopkins Subsidiaries. Upon Hopkins’ request, Bay shall provide copies of reports prepared by it or its Representatives for the assessments conducted under this Section 5.8.

Section 5.9            Undertakings of Bay.

(a)                Chairman Emeritus. Subject to any approvals and/or requirements of any Regulatory Authority relating to Bay and Bay Bank, and the continuing fiduciary duties of the boards of directors of Bay and Bay Bank, the Bay board of directors shall take such actions as may be necessary to appoint Alvin M. Lapidus as Chairman Emeritus of Bay and of Bay Bank, to serve at the pleasure of such boards. In such capacities, Mr. Lapidus shall serve in an advisory capacity only and shall not have or exercise voting power or power of final decision in matters concerning the business of Bay or Bay Bank.

(b)               Employees; Severance Policy.

(i)                 Subject to Bay’s personnel and employment qualification policies, and subject to Bay’s right to require, in its sole discretion and as a condition of employment, such individuals to execute confidentiality, non-competition and/or non-solicitation agreements, Bay will offer post-Merger employment with Bay or a Bay Subsidiary to such employees of the Hopkins Companies as Bay deems appropriate, consistent with its plans and strategies, for the efficient and effective operation of the Bay Companies after the Effective Time. All such employees who accept Bay’s offers of employment (the “Retained Employees”) will be employed on an at-will basis, with salaries or other base rates of pay that are consistent with the salaries or other base rates of pay to which similarly-situated employees of Bay or the Bay Subsidiary, as applicable, are entitled to receive. Notwithstanding anything to the contrary contained in this Section 5.9(b)(i), no provision of this Agreement shall create any obligation of Bay or a Bay Subsidiary to retain any employees of the Hopkins Companies or create any third party benefit, except for the Hopkins Indemnified Parties’ rights under Section 5.9(e) of this Agreement, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Hopkins Indemnified Party and his or her heirs and representatives.

(ii)               Bay may, in its sole discretion, identify one or more Retained Employees whose employment it deems necessary to ensure a smooth integration of the business and operations of the Hopkins Companies with the business and operations of the Bay Companies. Bay will offer the Retained Employees so identified the opportunity, pursuant to individual retention award letters or similar instruments having such terms as Bay and each Retained Employee may agree (“Retention Letters”), to receive cash payments, not to exceed $200,000 in the aggregate, if such Retained Employee remains employed in good standing with Bay or a Bay Subsidiary through the dates specified in his or her Retention Letter, which amounts shall be in addition to, and not in lieu of, any severance benefits to which such Retained Employees may be entitled upon the termination of their employment with Bay or a Bay Subsidiary pursuant to Section 5.9(b)(iv).

(iii)             Each individual who, immediately prior to the Effective Time, is an eligible employee (exempt and non-exempt) of Hopkins or a Hopkins Subsidiary and to whom Bay does not offer employment pursuant to Section 5.9(b)(i) shall receive severance in an amount determined pursuant to the Severance Formula.

(iv)             Subject to the terms of any employment or similar agreement into which Bay or a Bay Subsidiary may enter with a Retained Employee on or after the Effective Time: (A) any Retained Employee whose employment is terminated by Bay or a Bay Subsidiary other than for Cause within 12) months of the Effective Date shall be entitled to receive severance in an amount determined pursuant to the Severance Formula; and (B) any Retained Employee whose employment is terminated by Bay or a Bay Subsidiary other than for Cause after 12 months from the Effective Date shall receive such severance benefits from Bay or such Bay Subsidiary as is provided for in Bay’s general severance policy for such terminations in effect at the time of the termination (with full credit being given for each full year of service with Hopkins or any Hopkins Subsidiary).

(c)                Employee Benefits. As of the Effective Time, each Retained Employee shall be entitled to full credit for each year of service with Hopkins or any Hopkins Subsidiary for purposes of determining eligibility for participation and vesting and benefit accrual in Bay’s or, as appropriate, in the Bay Subsidiary’s, employee benefit plans, programs and policies. Bay shall use the original date of hire by Hopkins or a Hopkins Subsidiary in making these determinations.

(d)               Directors’ and Officers’ Liability Insurance. Contemporaneously with the Closing, Bay shall purchase an extended reporting period to Hopkins’ current liability insurance policy(ies), for a period to last from the day after the Effective Date until at least the date that is six years and one day after the Effective Date, for purposes of covering actions occurring prior to the Effective Time (the “Tail Policy”). Provided that the aggregate cost of the Tail Policy will not exceed $51,370.00 (i.e., 200.0% of the annual premium paid by Hopkins for the director and officer liability insurance policy in effect as of September 30, 2015), the Tail Policy shall provide the same or better coverage for the persons who are presently covered by Hopkins’ or Hopkins Bank’s officers’ and directors’ liability insurance policy(ies) and any other insurance policy(ies) providing insurance coverage for Hopkins’ or Hopkins Bank’s executive officers and directors, with respect to actions, omissions, events, matters or circumstances occurring through the Effective Time. If Bay is unable to purchase the Tail Policy having the coverage and aggregate limits contemplated by the foregoing sentence at a cost that does not exceed $51,370.00, then the Tail Policy purchased by Bay shall provide such coverage as may be reasonably purchased for a cost that does not exceed $51,370.00. In either event, Bay may not cancel, modify or take any action to limit or terminate the Tail Policy purchased pursuant to this Section 5.9(d) unless it replaces such Tail Policy with coverage provided by insurers having the same or better rating, coverage and aggregate limits as such Tail Policy; provided, however, that Bay may, at its option, replace at any time such policy with another policy having the same coverage rate.

(e)                Indemnification. From and after the Effective Time, subject to applicable Law, Bay shall indemnify and hold harmless each present and former director and officer of Hopkins or a Hopkins Subsidiary, as applicable, determined as of the Effective Time (each, a “Hopkins Indemnified Party”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a director or officer of Hopkins or a Hopkins Subsidiary or is or was serving at the request of Hopkins or any Hopkins Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any Benefit Plan, including, without limitation, any matters arising in connection with or related to the negotiation, execution and performance of this Agreement or any of the Contemplated Transactions, to the fullest extent to which such Indemnified Parties would be entitled to the right to advancements of expenses or to be indemnified under the articles of incorporation and bylaws of Bay in effect on the date of this Agreement as though the Hopkins Indemnified Parties were present or former directors or officers of Bay, or were serving at the request of Bay or any Bay Subsidiary as a director, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any Benefit Plan of Bay, as of the Effective Time. Bay’s obligations under this Section 5.9(e) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

Section 5.10        Undertakings of Bay and Hopkins.

(a)                In-House Operations; Integration. Bay and Hopkins shall, and shall cause their respective directors, officers, employees, contractors and agents to, cooperate with each other in the interest of an orderly, cost-effective, successful conversion and integration following the Effective Time of the business, operations and personnel of the Hopkins Companies into and with the business and operations of the Bay Companies. Without limiting the foregoing, and subject to Law and the orderly operation of the business of Bay and Hopkins without material disruptions, Bay and Hopkins shall cooperate with respect to and coordinate the post-Closing termination and transfer of in-house back office, support, processing or other operational activities or services of Hopkins or any Hopkins Subsidiary as may be agreed upon in good faith by Hopkins and Bay, and the post-Closing substitution of contracts or arrangements between Bay or any Bay Subsidiary (as Bay shall select) and Hopkins for the provision of similar services to Hopkins or any Hopkins Subsidiary. Such activities and services may include accounting, loan processing and deposit services.

(b)               Public Announcements. Bay and Hopkins shall consult upon the form and substance of any press release or public statements related to this Agreement and the Contemplated Transactions and shall not issue any press release or make any public statement without the prior consent of the other party, which consent shall not be unreasonable withheld, conditioned or delayed, but nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure that its counsel deems necessary under applicable Law.

(c)                Delivery of Regulatory Filings and Documents. Bay and Hopkins shall each deliver to the other copies of all reports filed with Regulatory Authorities promptly upon the filing thereof.

(d)               Update of Disclosure Schedules. Through the Closing Date, Hopkins shall update the Hopkins Disclosure Schedules, and Bay shall update the Bay Disclosure Schedules, as promptly as practicable after the occurrence of any event which, if such event had occurred prior to the date hereof, would have been disclosed on such schedule. In addition, Hopkins shall update and deliver to Bay the Hopkins Disclosure Schedule 3.20 promptly after the end of each calendar month during the Pre-Closing Period and on the Business Day immediately preceding the Closing Date.

Section 5.11        Unsecured Letters of Credit.

At the Closing, the Controlling Stockholder shall deposit cash in the amount of the aggregate maximum liability of Hopkins under the Unsecured Letters of Credit as of the Closing (the “Letter of Credit Liability”), which as of the date of this Agreement is $527,075, in a one-year certificate of deposit at Bay Bank (the “CD”), which shall earn interest at the then-current rate established by Bay Bank for similar certificates of deposit. The Controlling Stockholder and Bay Bank shall also enter in a pledge and security agreement, in form and substance reasonably satisfactory to Bay Bank and the Controlling Stockholder, pursuant to which the Controlling Stockholder shall transfer control of the CD to Bay and permit Bay to use the funds therein to pay any and all losses, damages, deficiencies, liabilities, assessments, judgments, costs and expenses of any nature, including reasonable attorneys’ and experts’ fees and other costs and expenses, that may arise from, in connection with or incident to the payment, from and after the Effective Time, by any of the Bay Companies of amounts that it is obligated to pay under the Unsecured Letters of Credit (the “Security Agreement”). The term of the CD shall be automatically renewed for successive one-year terms, and the rate adjusted to the then-current rate established by Bay Bank for similar certificates of deposit, until such time as, but only to the extent that, Bay has any potential payment liability under any of the Unsecured Letters of Credit. Upon each renewal of the CD, to the extent that the amount of the CD exceeds the maximum potential liability of any of the Bay Companies under the Unsecured Letters of Credit at such time, the excess amount, including but not limited to any interest that has accrued on the CD since the last date it was renewed, shall be paid to the Controlling Stockholder.

Nothing in this Agreement shall prevent the Controlling Stockholder from taking action to replace the Unsecured Letters of Credit or otherwise to reduce or eliminate the amounts that the Bay Companies are obligated to pay under the Unsecured Letters of Credit.

The Controlling Stockholder makes no representations or warranties, and shall not have any responsibilities or liabilities under this Agreement as a result of being a party hereto except for making the deposit as provided in this Section 5.11.

ARTICLE VI.
CONDITIONS

Section 6.1            Conditions to Hopkins’ Obligations under this Agreement.

The obligations of Hopkins hereunder shall be subject to satisfaction at or prior to the Closing of each of the following conditions, unless waived by Hopkins pursuant to Section 9.2 hereof:

(a)                Corporate Proceedings. All action required to be taken by, or on the part of, Bay and Bay Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Bay and Bay Bank, respectively, and Hopkins shall have received certified copies of the resolutions evidencing such authorizations.

(b)               Covenants; Representations. The obligations of Bay and Bay Bank required by this Agreement to be performed by Bay and Bay Bank at or prior to the Closing shall have been duly performed and complied with in all material respects; and the representations and warranties of Bay set forth in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article IV Standard.

(c)                Consents. (i) Hopkins and Hopkins Bank shall have received all consents and approvals described in Hopkins Disclosure Schedule 3.4 and all filings and registrations by Hopkins and Hopkins Bank described in Hopkins Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on Bay or Bay Bank subsequent to the Effective Time; (ii) Bay and Bay Bank shall have received all consents and approvals described in Bay Disclosure Schedule 4.3 and all filings and registrations by Bay and Bay Bank described in Bay Disclosure Schedule 4.3 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on Bay or Bay Bank subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of Hopkins, would so materially and adversely impact the economic or business benefits to Hopkins of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)               No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a Regulatory Authority of competent jurisdiction located in the United States that enjoins or prohibits the consummation of the Contemplated Transactions shall have been issued and remain in effect.

(e)                Officer’s Certificate. Bay shall have delivered to Hopkins a certificate, dated the Closing Date and signed, without personal liability, by its President and Chief Executive Officer, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) through (iv) and (d) of this Section 6.1 have been satisfied.

(f)                Approval by Stockholders of Hopkins. This Agreement and the Merger shall have been approved by the stockholders of Hopkins by the vote required by the MGCL and the articles of incorporation and bylaws of Hopkins.

(g)               Other Documents. Hopkins shall have received such other certificates, documents or instruments from Bay or its officers or others as Hopkins shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related Securities Laws compliance.

(h)               Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(i)                 No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, liquidity, income, or financial condition of Bay or any of the Bay Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on Bay.

Section 6.2            Conditions to Bay’s Obligations under this Agreement.

The obligations of Bay hereunder shall be subject to satisfaction at or prior to the Closing of each of the following conditions, unless waived by Bay pursuant to Section 9.2 hereof:

(a)                Corporate Proceedings. All action required to be taken by, or on the part of, Hopkins and Hopkins Bank to authorize the execution, delivery and performance of this Agreement, and the consummation of the Contemplated Transactions, shall have been duly and validly taken by Hopkins and Hopkins Bank, respectively, and Bay shall have received certified copies of the resolutions evidencing such authorizations.

(b)               Covenants; Representations. The obligations of Hopkins and Hopkins Bank required by this Agreement to be performed by Hopkins and Hopkins Bank at or prior to the Closing shall have been duly performed and complied with in all material respects; and the representations and warranties of Hopkins set forth in this Agreement shall be true and correct in all material respects, as of the date of this Agreement, and as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date and except as to any representation or warranty that specifically relates to an earlier date, in each case in accordance with the Article III Standard.

(c)                Consents. (i) Bay and Bay Bank shall have received all consents and approvals described in Bay Disclosure Schedule 4.3 and all filings and registrations by Bay and Bay Bank described in Bay Disclosure Schedule 4.3 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on Bay or Bay Bank subsequent to the Effective Time; (ii) Hopkins and Hopkins Bank shall have received all consents and approvals described in Hopkins Disclosure Schedule 3.4 and all filings and registrations by Hopkins and Hopkins Bank described in Hopkins Disclosure Schedule 3.4 shall have been accepted or declared effective, except where the failure to obtain any such consent or approval, or for any such filing or registration to be accepted or declared effective, would reasonably not be expected to have a Material Adverse Effect on Bay or Bay Bank subsequent to the Effective Time; (iii) any statutory waiting period or periods relating to the consents, approvals, filings and registrations identified in the foregoing items (i) or (ii) shall have expired; and (iv) no consent or approval identified in the foregoing items (i) or (ii) shall have imposed any condition or requirement that, in the reasonable opinion of the board of directors of Bay, would so materially and adversely impact the economic or business benefits to Bay of the Contemplated Transactions as to render consummation of the Merger inadvisable.

(d)               No Injunction or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a Regulatory Authority of competent jurisdiction located in the United States that enjoins or prohibits the consummation of the Contemplated Transactions shall have been issued and remain in effect.

(e)                Officer’s Certificate. Hopkins shall have delivered to Bay a certificate, dated the Closing Date and signed, without personal liability, by its President, to the effect that, to the best of his knowledge, information and belief, the conditions set forth in subsections (a), (b), (c)(ii) through (iv), (d) and (f) of this Section 6.2 have been satisfied.

(f)                Approval by Stockholders of Hopkins. This Agreement and the Merger shall have been approved by the stockholders of Hopkins by the vote required by the MGCL and the articles of incorporation and bylaws of Hopkins.

(g)               Other Documents. Bay shall have received such other certificates, documents or instruments from Hopkins or its officers or others as Bay shall have reasonably requested in connection with accounting or income tax treatment of the Contemplated Transactions, or related Securities Laws compliance.

(h)               Environmental Assessment Results. The recognized environmental conditions of any Environmental Assessments conducted pursuant to Section 5.8(b) hereof shall not result in a Material Adverse Effect on Hopkins. Bay shall be fully satisfied, in its reasonable discretion, with the findings of the Environmental Assessments and any other environmental reports undertaken pursuant to Section 5.8 of this Agreement.

(i)                 No Material Adverse Effect. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), operations, business prospects, liquidity, income, or financial condition of Hopkins or any of the Hopkins Subsidiaries shall have occurred since the date of this Agreement, which has had, or would reasonably be likely to have, a Material Adverse Effect on Hopkins.

(j)                 Third Party Consents. Bay shall have received all consents and authorizations of landlords and other Persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Hopkins is a party or by which any of its properties are bound, except where failure to obtain such consent or authorization would be reasonably expected not to have a Material Adverse Effect subsequent to the Merger.

(k)               Illegality. No Law shall have been enacted, entered, promulgated or enforced by any Regulatory Authority that prohibits, restricts or makes illegal the consummation of the Contemplated Transactions.

(l)                 CD. The Controlling Stockholder has established the CD at Bay Bank and executed and delivered to Bay Bank the Security Agreement.

(m)             Business Protection Agreement. Alvin M. Lapidus shall have executed and delivered to Bay a Business Protection Agreement in the form attached hereto as Exhibit D.

ARTICLE VII.
TERMINATION

Section 7.1            Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the stockholders of Hopkins, this Agreement may be terminated on or at any time prior to the Closing:

(a)                By the mutual written agreement of Hopkins and Bay;

(b)               By either Hopkins or Bay in the event of a material breach of any representation, warranty, covenant, or other agreement of the other party hereto contained in this Agreement and such breach cannot be, or shall not have been, remedied within 30 days after receipt by such party of written notice specifying the nature of such breach and requesting that it be remedied and which breach is reasonably likely, in the reasonable opinion of the non-breaching party, to have, individually or in the aggregate, a Material Adverse Effect on the breaching party; provided, that, if such breach cannot reasonably be cured within such 30-day period but may reasonably be cured within 60 days, and such cure is being diligently pursued, no such termination shall occur prior to the expiration of such 60-day period;

(c)          By either Hopkins or Bay if the Closing shall not have occurred prior to September 30, 2016 (except that if the Closing shall not have occurred by September 30, 2016 because of a failure to obtain any required regulatory approval or consent, such date shall be November 30, 2016 unless the conditions of any such required regulatory approval or consent cannot be satisfied by November 30, 2016); except that if the Closing shall not have occurred by such date because of a material breach of this Agreement by a party hereto, such breaching party shall not be entitled to terminate this Agreement in accordance with this provision;

(d)         By either Hopkins or Bay in the event any Regulatory Authority whose approval or consent is required for consummation of the Contemplated Transactions shall issue a definitive written denial of such approval or consent and any appeals and requests for reconsideration have also received a definitive written denial or an application therefor has been permanently withdrawn at the request of a Regulatory Authority;

(e)          By Bay if Hopkins or any Hopkins Subsidiary enters into any agreement, agreement in principle, letter of intent or similar instrument with respect to any Superior Proposal or approves or resolves to approve any agreement, agreement in principle, letter of intent or similar instrument with respect to a Superior Proposal;

(f)          By Bay if Hopkins or any Hopkins Subsidiary receives a Superior Proposal and the boards of directors (or similar governing body) of Hopkins and, if applicable, the Hopkins Subsidiary do not consider and approve or reject, by resolutions duly adopted by the vote required by the relevant Hopkins Governing Documents and applicable Law at meetings thereof duly called and held, the Superior Proposal within 10 Business Days after the date on which Bay either submits a Bay Counteroffer in response thereto or notifies Hopkins in writing that it does not intend to submit a Bay Counteroffer;

(g)         By Bay if Hopkins or any Hopkins Subsidiary enters into an agreement, agreement in principle, letter of intent or similar instrument with a view to being acquired by, or effecting a business combination with, any Person other than Bay or Bay Bank, or enters into any agreement to merge, consolidate, combine or to sell a material portion of its assets or be acquired in any other manner by any other Person or to acquire a material amount of assets or a material equity position in any other Person in violation of the terms of this Agreement, in particular, Section 5.7(b) hereof;

(h)         By Hopkins if at any time after the date of this Agreement and prior to obtaining the approval of the Agreement and the Merger by the stockholders of Hopkins at the Hopkins Common Stockholders’ Meeting, Hopkins or any Hopkins Subsidiary receives a Superior Proposal; provided, however, that Hopkins shall not terminate this Agreement pursuant to this Section 7.1(h) unless:

(i)                 Hopkins, the Hopkins Subsidiaries and their Representatives shall have complied in all material respects with Section 5.7(b) of this Agreement;

(ii)               Hopkins concurrently pays the Hopkins Termination Fee payable pursuant to Section 8.2; and

(iii)             the board of directors of Hopkins concurrently approves, and Hopkins or the Hopkins Subsidiary, as applicable, concurrently enters into, a definitive agreement with respect to such Superior Proposal; or

(i)           By Bay if Hopkins’ board of directors withdraws, changes, or modifies its recommendation to the Hopkins Common Stockholders in any manner adverse to Bay regarding this Agreement or the Merger.

(j)           By Bay if the Hopkins’ Tangible Book Value calculated pursuant to Section 2.2(a) of this Agreement would result in the Merger Consideration being more than $25,700,000.00.

(k)         By Hopkins if the Hopkins’ Tangible Book Value calculated pursuant to Section 2.2(a) of this Agreement would result in the Merger Consideration being less than $21,400,000.00.

Section 7.2            Effect of Termination.

If this Agreement is terminated pursuant to Section 7.1 hereof or otherwise, this Agreement shall forthwith become void, other than Section 1.1, Section 1.2, Section 5.4(b), Section 5.10(b), Article VIII, Sections 9.3 through 9.5, inclusive, and Sections 9.9 through 9.12, inclusive, hereof and this Section 7.2, which shall remain in full force and effect, and there shall be no further liability on the part of Bay or Hopkins to the other with respect to consummation of the Contemplated Transactions.

ARTICLE VIII.
EXPENSES

Section 8.1            Expenses.

Whether or not the Contemplated Transactions are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of its obligations under this Agreement. Each party agrees to indemnify the other party against any cost, expense or liability (including reasonable attorneys’ fees and including those costs of any party’s enforcement of the rights afforded under this Section 8.1) in respect of any claim made by any party for a broker’s or finder’s fee in connection with the Merger other than one based on communications between the party and the claimant seeking indemnification. Bay shall be responsible for and shall pay all filing fees, Exchange Agent fees and expenses, and blue sky fees and expenses, if any. All legal, investment banking, accounting fees, printing fees, Tax Agent expenses, and other fees and expenses incurred by Hopkins related to this Agreement and/or the Contemplated Transactions, including, without limitation, the fees and expenses occasioned in respect of the matters disclosed in Hopkins Disclosure Schedule 3.14 (collectively, the “Hopkins Expenses”) will be paid or expensed by Hopkins and fully accrued on the books of Hopkins prior to the Closing Date. For the avoidance of doubt, all Hopkins Expenses shall be taken into account and deemed to have been paid when calculating the Hopkins’ Tangible Book Value pursuant to Section 2.2(a) hereof. The expenses of separate counsel to any Hopkins Common Stockholder shall be borne by such stockholder and not borne or reimbursed by the Hopkins Companies or Bay.

Section 8.2            Hopkins Termination Fee.

In recognition of the efforts, expenses and other opportunities foregone by Bay while structuring and pursuing the Merger, Hopkins shall pay to Bay by wire transfer of immediately available funds a termination fee equal to $1,000,000 (the “Hopkins Termination Fee”) as follows:

(a)                in the event Bay terminates this Agreement pursuant to: (i) Section 7.1(b); (ii) Section 7.1(c) because the Closing failed to occur prior to September 30, 2016 or November 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of Hopkins or a Hopkins Subsidiary; (iii) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of Hopkins or a Hopkins Subsidiary; (iv) Section 7.1(i) (in each case provided that Bay is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement); or (v) Section 7.1(j) because the Merger Consideration would exceed $25,700,000.00 and that fact results from (A) any change in or deviation from any accounting, auditing or Tax methods, principles, practices, controls, methods or methodologies affecting its assets, liabilities or businesses, or the taking of any position with respect thereto, that is inconsistent with past practices, or the taking of any other action or inaction, by any of the Hopkins Companies, if the principal purpose of such change, deviation or other action or inaction was to cause the Merger Consideration to exceed $25,700,000.00, or (B) a breach of any representation, warranty, covenant, or other agreement of Hopkins contained in this Agreement that cannot be cured prior to the Closing, if the breach was intended by Hopkins to cause the Merger Consideration to exceed $25,700,000.00; Hopkins shall pay the Hopkins Termination Fee as promptly as practicable, but in any case within three Business Days of termination; or

(b)               in the event Hopkins terminates this Agreement pursuant to Section 7.1(k) because the Merger Consideration would be less than $21,400,000.00 and that fact results from (i) any change in or deviation from any accounting, auditing or Tax methods, principles, practices, controls, methods or methodologies affecting its assets, liabilities or businesses, or the taking of any position with respect thereto, that is inconsistent with past practices, or the taking of any other action or inaction, by any of the Hopkins Companies, if the principal purpose of such change, deviation or other action or inaction was to cause the Merger Consideration to be less than $21,400,000.00, or (ii) a breach of any representation, warranty, covenant, or other agreement of Hopkins contained in this Agreement that cannot be cured prior to the Closing, if the breach was intended by Hopkins to cause the Merger Consideration to be less than $21,400,000.00, Hopkins shall pay the Hopkins Termination Fee as promptly as practicable, but in any case within three Business Days of termination; or

(c)                in the event Bay terminates this Agreement pursuant to: (i) Section 7.1(e); (ii) Section 7.1(f); or (iii) Section 7.1(g); Hopkins shall pay the Hopkins Termination Fee within one (1) Business Day of receiving notice of such termination; or

(d)               in the event Hopkins terminates this Agreement pursuant to Section 7.1(h), Hopkins shall pay the Hopkins Termination Fee at or prior to the time of such termination.

If payment of the Hopkins Termination Fee is timely made, then Bay will have no other rights or claims against Hopkins and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Hopkins Termination Fee under this Section 8.2 will constitute the sole and exclusive remedy of Bay against Hopkins and its officers, directors, attorneys and financial advisors.

Section 8.3            Bay Termination Fee.

In recognition of the efforts, expenses and other opportunities foregone by Hopkins while structuring and pursuing the Merger, Bay shall pay to Hopkins by wire transfer of immediately available funds a termination fee equal to $1,000,000 (the “Bay Termination Fee”) as promptly as practicable, but in any case within three Business Days of termination, if Hopkins terminates this Agreement pursuant to: (i) Section 7.1(b); (ii) Section 7.1(c) because the Closing failed to occur prior to September 30, 2016 or November 30, 2016, as applicable, and such failure resulted from the knowing, willful and intentional actions or inactions of Bay or a Bay Subsidiary; or (iii) Section 7.1(d) because a Regulatory Authority refused to issue a consent or approval required for the consummation of any of the Contemplated Transactions and such refusal resulted from the knowing, willful and intentional actions or inactions of Bay or a Bay Subsidiary (in each case provided that Hopkins is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement).

If payment of the Bay Termination Fee is timely made, then Hopkins will have no other rights or claims against Bay and its officers, directors, attorneys and financial advisors under this Agreement, it being agreed that the acceptance of the Bay Termination Fee under this Section 8.3 will constitute the sole and exclusive remedy of Hopkins against Bay and its officers, directors, attorneys and financial advisors.

ARTICLE IX.
MISCELLANEOUS

Section 9.1            Non-Survival of Representations and Warranties; Disclosure Schedules.

All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants shall terminate as of the Effective Time. Notwithstanding the foregoing, Section 1.1, Section 1.2, Section 1.3(b), Section 1.4, Article II, Section 5.4(b), Section 5.7(f)(ii), Section 5.9, Section 5.11, Section 9.3 through 9.5, inclusive, and Sections 9.9 through 9.12, inclusive, hereof and this Section 9.1 shall not terminate as of the Effective Time and shall thereafter remain in full force and effect.

Section 9.2            Amendment, Extension and Waiver.

(a)                Subject to applicable Law, at any time prior to the Closing, the parties may:

(i) Amend this Agreement;

(ii) Extend the time for the performance of any of the obligations or other acts of either party hereto;

(iii) Waive any term or condition of this Agreement, any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or

(iv) Waive compliance with any of the agreements or conditions contained in Articles V and VI hereof or otherwise.

(b)               This Agreement may not be amended except by an instrument in writing signed, by authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.3            Entire Agreement.

This Agreement, the schedules and exhibits hereto, and any other documents to be executed in connection herewith, contain the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersede any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof in any way other than the Confidentiality Agreement.

Section 9.4            Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors; provided, however, except for the Hopkins Indemnified Parties’ rights under Section 5.9(e), which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 9.5            Notices.

All notices under this Agreement shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one Business Day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Bay, to:

Joseph J. Thomas

President and Chief Executive Officer

Bay Bancorp, Inc.

7151 Columbia Gateway Drive, Suite A

Columbia, Maryland 21046

Fax: (410) 536-7394

with a copy to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

233 East Redwood Street

Baltimore, MD 21202

Fax: (410)-576-4196

If to Hopkins, to:

Alvin M. Lapidus

Chairman

Hopkins Bancorp, Inc.

Hilton Plaza, Suite 101

1726 Reisterstown Road

Baltimore, Maryland 21208

Fax: (410) 484-3929

with a copy to:

Frank C. Bonaventure, Jr., Esquire

Ober, Kaler, Grimes & Shiver

A Professional Corporation

100 Light Street

Baltimore, Maryland 21202

Fax: (443) 263-7505

The parties shall have the right to change their respective addresses set forth in this Section 9.5 by giving notice of such change in accordance herewith.

Section 9.6            Disclosure Schedules.

Information contained on either the Hopkins Disclosure Schedule or the Bay Disclosure Schedule shall be deemed to cover the express disclosure requirement contained in a representation or warranty of this Agreement and any other representation or warranty of this Agreement of such party where it is readily apparent it applies to such provision. The mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is or could result in a Material Adverse Effect.

Section 9.7            Tax Disclosure.

Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind, the federal income Tax treatment and federal income Tax structure of any and all Contemplated Transactions and all materials of any kind (including opinions or other Tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure; provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with Securities Laws. This authorization of disclosure is not effective until the earlier of (a) the date of the public announcement of discussions relating to the Contemplated Transactions, (b) the date of the public announcement of the Contemplated Transactions, or (c) the date of execution of an agreement (with or without conditions) to enter into the Contemplated Transactions.

Section 9.8            No Assignment.

Neither party hereto may assign any of its rights or obligations hereunder to any other Person, without the prior written consent of the other party hereto.

Section 9.9            Captions; Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble to this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise specifically noted, the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular Section, subsection, paragraph, clause or other subdivision of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.10        Counterparts; Facsimile.

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 9.11        Severability.

The parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (a) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (b) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable Law.

Section 9.12        Governing Law; Venue; No Jury Trial.

(a)                The laws of the State of Maryland (without regard to any conflict of laws principle that would apply the law of another jurisdiction) shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

(b)               The parties agree that any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State and Federal courts located in Howard County, Maryland and the District of Maryland, respectively, and each party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of their obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any party to obtain execution of judgment in any other jurisdiction. The prevailing party in any judicial proceeding arising out of or relating to this Agreement shall be entitled to recover all costs and attorneys’ fees from the non-prevailing party.

(c)                EACH OF THE PARTIES HERETO EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OR RIGHT TO DEMAND TRIAL BY JURY IN ANY ACTION BROUGHT TO ENFORCE THIS AGREEMENT, OR ANY PROVISION HEREOF, OR FOR DAMAGES DUE AS A RESULT OF AN ALLEGED BREACH OF THIS AGREEMENT.

Section 9.13        Time of Essence.

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Appear on Next Page]

[Signature Page]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ATTEST:		BAY BANCORP, INC.

/s/ Larry Pickett		By:	/s/ Joseph J. Thomas
Name:	Larry Pickett	Name:	Joseph J. Thomas
Title:	EVP and CFO	Title:	President and Chief Executive Officer

ATTEST:		HOPKINS BANCORP, INC.

By:		By:	/s/ Alvin M. Lapidus
Name:		Name:	Alvin M. Lapidus
Title:	Secretary	Title:	Chairman

WITNESS:		CONTROLLING STOCKHOLDER:

/s/ Alvin M. Lapidus
Name:		Alvin M. Lapidus, individually and solely for purposes of Section 5.11 of the Agreement

EXHIBIT INDEX

Exhibit A – Persons to Sign Support Agreements

Exhibit B – Form of Support Agreement

Exhibit C – Bank Merger Agreement

Exhibit D – Form of Business Protection Agreement

EXHIBIT A

Persons to Sign Support Agreements

Alvin M. Lapidus

Lois F. Lapidus

CANASI C LLC

CANASI N LLC

CANASI S LLC

A-1

EXHIBIT B

SUPPORT AGREEMENT

This Support Agreement, dated as of December 18, 2015 (this “Agreement”), is made and entered into by and between Hopkins Bancorp, Inc., a Maryland corporation (“Hopkins”), and _________________ (the “Stockholder”), as a stockholder of Hopkins.

WHEREAS, concurrently herewith, Bay Bancorp, Inc., a Maryland corporation (“Bay”), and Hopkins are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended and supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Hopkins will be merged with and into Bay, with Bay continuing as the surviving corporation (the “Merger”); and

WHEREAS, as a stockholder of Hopkins, the Stockholder will receive a significant benefit from the transaction described in the Merger Agreement; and

WHEREAS, to induce Bay to enter into the Merger Agreement, and as a condition to the transactions contemplated thereby, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.                  Definitions. Capitalized terms used but not defined herein and defined in the Merger Agreement have the respective meanings ascribed to them in the Merger Agreement. In addition, for purposes of this Agreement:

(a)                “Beneficially Own” or “Beneficial Ownership” with respect to any securities shall mean having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(b)               “Person” shall mean an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(c)                “Shares” shall mean shares of the common stock, par value $___ per share, of Hopkins.

(d)               “Stockholder’s Shares” shall mean (i) all Shares held of record by the Stockholder and (ii) all Shares Beneficially Owned by the Stockholder, in either case whether currently issued and outstanding or hereafter acquired by purchase, or by exercise of any options, warrants or other securities convertible into or exchangeable or exercisable for Shares.

(e)                “Termination Date” shall mean the date that the Merger Agreement has been terminated in accordance with its terms.

2.                  Voting of Shares.

(a)                From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, at any meeting of the holders of Shares, however called, or in any other circumstance upon which the vote, consent or other approval of holders of Shares is sought, the Stockholder shall vote or cause to be voted (including by written consent, if applicable) all of the Stockholder’s Shares entitled to vote thereon, (i) in favor of approval of the Merger Agreement and the Merger, (ii) against any action or agreement that would result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Hopkins under the Merger Agreement and (iii) against the following actions: (A) any Acquisition Proposal, including any Superior Proposal; and (B) to the extent that such are intended to, or could reasonably be expected to, impede, interfere with, delay, postpone or materially adversely affect the Merger or the Contemplated Transactions, or implement or lead to any Acquisition Proposal, including any Superior Proposal: (1) any change in a majority of the persons who constitute the board of directors of Hopkins; (2) any change in the present capitalization of Hopkins or any amendment of Hopkins’s Articles of Incorporation or Bylaws; or (3) any other material change in Hopkins’s corporate structure. In addition to the other covenants and agreements of the Stockholder provided for elsewhere in this Agreement, during the above-described period, the Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent with or violate the provisions and agreements contained in this Section 2.

(b)               It is understood and hereby agreed that this Agreement relates solely to the capacity of the Stockholder as a holder of the Stockholder’s Shares and is not in any way intended to affect the exercise of the Stockholder’s responsibilities and fiduciary duties as a director or officer of Hopkins, including, without limitation, the exercise or performance of any of the Stockholder’s rights or obligations as a director with respect to any matter that comes before the board of directors of Hopkins.

(c)                The Stockholder hereby authorizes disclosure of his or her identity and ownership of the Stockholder’s Shares and the nature of his or her commitments, arrangements and understandings under this Agreement in any proxy statement and regulatory filing of Hopkins and Bay related to the Merger.

3.                  Representations and Warranties of the Stockholder. The Stockholder hereby makes the following representations and warranties to Hopkins, which are true and correct as of the date hereof and shall be true and correct as of the Effective Date:

(a)                Ownership. As of the date of this Agreement, the Shares set forth on Exhibit A hereto constitute all of the Stockholder’s Shares owned of record or Beneficially Owned by the Stockholder. Except for Shares with respect to which the Stockholder shares investment or dispositive power or that are owned together with others, the Stockholder has sole power of disposition, sole power to demand appraisal rights and sole power to vote upon and agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares set forth on Exhibit A hereto, with no material limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.

(b)               Power; Binding Agreement. The Stockholder has the legal capacity, power and authority to enter into and perform all of the Stockholder’s obligations under this Agreement. This Agreement has been or will be duly and validly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by the counterparties hereto and thereto) constitutes or will constitute the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles. If the Stockholder is married and the Stockholder’s Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and (assuming the due authorization, execution and delivery by the Stockholder and Hopkins) constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such person in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

(c)                Voting Agreements or Arrangements. The Stockholder is not a party to any voting trusts, voting agreements, buy-sell agreements or other agreements or arrangements affecting the Stockholder’s Shares, other than this Agreement.

4.                  Covenants of the Stockholder. The Stockholder hereby covenants and agrees with Hopkins as follows:

(a)                No Encumbrances. At all times hereafter during the term hereof, all of the Stockholder’s Shares will be held free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, or any other encumbrances whatsoever to the extent that they limit or impair in any material respect Stockholder’s ability to perform his or her obligations under this Agreement, and subject to applicable securities laws and the terms of this Agreement.

(b)               Actions; Information for Applications. Subject to Section 2(b) of this Agreement, the Stockholder will take all reasonable actions to assist in the consummation of the Merger and the Contemplated Transactions, and will use his or her best efforts to cause Hopkins to take the actions that are described in the Merger Agreement.

(c)                Restriction on Transfer and Proxies; Non-Interference. From and after the date of this Agreement and ending as of the first to occur of the Effective Time or the Termination Date, the Stockholder shall not, and shall cause each of his or her Affiliates who Beneficially Own any of the Stockholder’s Shares not to, directly or indirectly, without the consent of Hopkins: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Stockholder’s Shares, or any interest therein; (ii) grant any proxies or powers of attorney, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares; (iii) enter into any agreement or arrangement providing for any of the actions described in clause (i) or (ii) above; or (iv) take any action that could reasonably be expected to have the effect of preventing or disabling the Stockholder from performing the Stockholder’s obligations under this Agreement. Any transfer or other disposition in violation of the terms of this Section 4(c) shall be null and void.

(d)               Waiver of and Agreement Not to Assert Appraisal Rights. The Stockholder hereby confirms (i) his or her knowledge of the availability of the rights of objecting stockholders under Subtitle 2 of Title 3 of the Corporations and Associations Article of the Annotated Code of Maryland (the “Appraisal Statute”) with respect to the Merger, and (ii) receipt of a copy of the provisions of the Appraisal Statute related to the rights of objecting stockholders. The Stockholder hereby waives and agrees not to assert, and shall cause any of his or her Affiliates who hold of record any of the Stockholder’s Shares to waive and not to assert, any appraisal rights with respect to the Merger that the Stockholder or such Affiliate may now or hereafter have with respect to any of the Stockholder’s Shares (or any other shares of capital stock of Hopkins that the Stockholder shall hold of record at the time that the Stockholder may be entitled to assert appraisal rights with respect to the Merger), whether pursuant to the Appraisal Statue or otherwise.

(e)                Further Assurances. From time to time, at the request of Hopkins and without further consideration, the Stockholder shall execute and deliver such additional documents reasonably requested by Hopkins as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

5.                  Recapitalization. In the event of a stock dividend or distribution, or any change in the Shares (or any class thereof) by reason of any split-up, recapitalization, combination, exchange of securities or the like, the term “Shares” shall include, without limitation, all such stock dividends and distributions and any securities into which or for which any or all of the Shares (or any class thereof) may be changed or exchanged as may be appropriate to reflect such event.

6.                  Binding on Successors and Assigns; Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by a party without the written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. The Stockholder agrees that this Agreement, and the obligations of the Stockholder hereunder, shall attach to the Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Stockholder’s heirs, guardians, administrators or successors.

7.                  Termination. This Agreement shall terminate without any further action on the part of any party hereto upon (a) the termination of the Merger Agreement pursuant to the terms thereof or (b) the Effective Time. Upon such termination, this Agreement shall forthwith become void and of no further force or effect. The representations and warranties of the parties contained herein shall not survive the termination of this Agreement.

8.                  Miscellaneous.

(a)                Entire Agreement; Amendment. This Agreement, along with any agreements referenced herein, contains the entire, complete, and integrated agreement between the parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous arrangements, agreements or understandings between the parties, written or oral, express or implied, that may have related to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties.

(b)               Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions. The parties hereby submit to the jurisdiction and venue of the Maryland state courts located in Howard County, Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

(c)                Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed sufficient and duly given: (i) when delivered personally to the recipient; (ii) upon confirmation of good transmission if sent by facsimile; or (iii) when delivered to the last known address of the recipient (A) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (B) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

(a) If to Hopkins:	Alvin M. Lapidus
Chairman
Hopkins Bancorp, Inc.
Hilton Plaza, Suite 101
1726 Reisterstown Road
Baltimore, Maryland 21208

with copy to:	Ober, Kaler, Grimes & Shiver
A Professional Corporation
100 Light Street
Baltimore, Maryland 21202
Attn: Frank C. Bonaventure, Jr., Esq.
Fax: (443) 263-7505

If to the Stockholder:	At the address(es) indicated on the applicable signature page hereto.

Addresses may be changed by notice in writing signed by the addressee.

(d)               Severability. If any provision of this Agreement shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by Law.

(e)                Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(f)                No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

(g)               Counterparts; Facsimile. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(h)               No Waiver. The delay or failure on the part of any party to (i) insist upon the strict compliance with any of the terms of this Agreement or (ii) exercise any rights or remedies hereunder shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure, nor shall any single or partial exercise of any right or remedy hereunder preclude any subsequent exercise thereof or the exercise of any other right or remedy at any later time or times.

(i)                 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH IT MAY BE A PARTY, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH PARTY, AND EACH HEREBY REPRESENTS THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. EACH PARTY FURTHER REPRESENTS THAT IT HAS HAD THE OPPORTUNITY TO BE REPRESENTED IN THE EXECUTION OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

HOPKINS BANCORP, INC.

By:
Alvin M. Lapidus
Chairman

STOCKHOLDER:

Print Name:

Address for Notice:

EXHIBIT A

TO

SUPPORT AGREEMENT

CLASS OF SHARES	CERTIFICATE NO.	NUMBER OF SHARES	RECORD OWNER	BENEFICIAL OWNER
Common Stock
Common Stock

EXHIBIT C

Plan of Merger

OF

HOPKINS FEDERAL SAVINGS BANK

with and into

BAY BANK, FSB

THIS PLAN OF MERGER by and between Hopkins Federal Savings Bank (“Hopkins Bank”) and Bay Bank, FSB (“Bay Bank”) is dated as of December 18, 2015.

RECITALS

WHEREAS, Hopkins Bank is a federally chartered savings bank organized and existing under the Home Owners’ Loan Act of 1933, as amended (the “HOLA”), with its principal office at Hilton Plaza, Suite 101, 1726 Reisterstown Road, Baltimore, Maryland 21208, with an authorized capitalization of 3,000,000 shares of capital stock, consisting of (i) 2,000,000 shares of common stock, par value $1.00 per share (“Hopkins Bank Common Stock”), of which 320,000 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share, of which no shares are issued and outstanding; and

WHEREAS, Hopkins Bank is a wholly-owned subsidiary of Hopkins Bancorp, Inc., a Maryland corporation with its principal office at Hilton Plaza, Suite 101, 1726 Reisterstown Road, Baltimore, Maryland 21208 (“Hopkins”); and

WHEREAS, Bay Bank is a federally chartered savings bank organized and existing under the HOLA with its principal office at 7151 Columbia Gateway Drive, Suite A, Columbia, MD 21046, with an authorized capitalization of 10,000,000 shares, all of which are classified as common stock, par value $1.00 per share (“Bay Bank Common Stock”), of which 2,400,000 shares are issued and outstanding; and

WHEREAS, Bay Bank is a wholly-owned subsidiary of Bay Bancorp, Inc., a Maryland corporation with its principal office at 7151 Columbia Gateway Drive, Suite A, Columbia, MD 21046 (“Bay”); and

WHEREAS, concurrently herewith, Bay and Hopkins are entering into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may hereafter be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Hopkins will merge with and into Bay, with Bay being the surviving corporation (the “Merger”); and

WHEREAS, the Merger Agreement contemplates that Hopkins Bank will be merged with and into Bay Bank, with Bay Bank being the surviving institution, immediately after the Merger is consummated (the “Bank Merger”); and

WHEREAS, each of the Boards of Directors of Hopkins and Bay has determined that the Bank Merger would be in the best interests of its respective bank, have approved the Bank Merger and have authorized its respective bank to enter into this Plan of Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Subject to the terms and conditions of this Plan of Merger, Hopkins Bank shall be merged with and into Bay Bank (which shall be the surviving institution) pursuant to, and shall have the effect provided in and by, 12 U.S.C. Section 1828(c) and 12 C.F.R. Section 5.33.

ARTICLE II

The name of the surviving institution in the Bank Merger (hereinafter referred to as the “Merged Bank”) shall be “Bay Bank, FSB.”

ARTICLE III

The business of the Merged Bank shall be that of a federal savings bank organized and existing under the HOLA. This business shall be conducted by the Merged Bank at its principal office at 7151 Columbia Gateway Drive, Suite A, Columbia, MD 21046, at all duly authorized and operating branches of Bay Bank and Hopkins Bank as of the Effective Time (as hereinafter defined), and at all other offices and facilities of Bay Bank and Hopkins Bank established as of the Effective Time (defined below); provided, however, that the parties hereto acknowledge that Bay Bank intends, as soon as is reasonably practicable following the Effective Time and subject to its receipt of the approval thereof by the Office of the Comptroller of the Currency (the “OCC”), to close the Hopkins Bank branch office located at 134 South Eaton Street, Baltimore, Maryland 21224 and consolidate its operations with the operations of the Bay Bank branch office located at 531 South Conkling Street, Baltimore, Maryland 21224. All of such branches, offices and facilities are listed on Schedule 1, which is attached hereto and made a part hereof.

ARTICLE IV

Section 4.1. At the Effective Time, the separate existence of Hopkins Bank shall cease and the corporate existence of Bay Bank, as the Merged Bank, shall continue unaffected and unimpaired by the Bank Merger, and the Merged Bank shall be deemed to be the same business and corporate entity as each of Hopkins Bank and Bay Bank. At the Effective Time, by virtue of the Bank Merger and without any further act, deed, conveyance or other transfer, all of the property, rights, powers and franchises of Hopkins Bank and Bay Bank shall vest in Bay Bank as the Merged Bank, and the Merged Bank shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of Hopkins Bank and Bay Bank, and to have succeeded to all of the relationships, fiduciary or otherwise, of Hopkins Bank and Bay Bank as fully and to the same extent as if such property, rights, powers, franchises, debts, liabilities, obligations, duties and relationships had been originally acquired, incurred or entered into by the Merged Bank; provided, however, that the Merged Bank shall not, through the Bank Merger, acquire power to engage in any business or to exercise any right, privilege or franchise which is not conferred on the Merged Bank by the laws of the United States.

Section 4.2. The Merged Bank, upon the consummation of the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, conservator, assignee, receiver and committee of estates of incompetents, bailee or depository of personal property, and in every other fiduciary and/or custodial capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Hopkins Bank and Bay Bank immediately prior to the Effective Time.

ARTICLE V

Section 5.1. At the Effective Time, (i) all of the shares of Hopkins Bank Common Stock validly issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Merger and without any action on the part of the holder thereof, be canceled and retired, and no cash, securities, or other property shall be delivered in exchange therefor, and (ii) the shares of Bay Bank Common Stock issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, continue to be issued and outstanding.

Section 5.2. At and after the Effective Time, certificates evidencing shares of Hopkins Bank Common Stock shall not evidence any interest in Hopkins Bank or the Merged Bank.

Section 5.3. The stock transfer book of Hopkins Bank shall be closed as of the Effective Time and, thereafter, no transfer of any shares of Hopkins Bank Common Stock shall be recorded therein.

ARTICLE VI

Section 6.1. Upon the Effective Time, the Board of Directors of the Merged Bank shall be comprised of those persons serving as directors of Bay Bank immediately prior to the Effective Time. Each director of the Merged Bank shall hold office until the expiration of his term, unless sooner removed, disqualified or deceased, or unless such director resigns, and until his successor has been elected and qualified.

Section 6.2. Upon the Effective Time, the executive officers of the Merged Bank shall be comprised of those persons serving as executive officers of Bay Bank immediately prior to the Effective Time.

ARTICLE VII

From and after the Effective Time, (i) the charter of the Merged Bank shall be the charter of Bay Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law, and (ii) the bylaws of the Merged Bank shall be the bylaws of Bay Bank in effect immediately prior to the Effective Time and shall thereafter continue in full force and effect until further altered, amended or repealed in accordance with law.

ARTICLE VIII

This Plan of Merger may be amended by mutual consent of Hopkins Bank and Bay Bank at any time prior to the Effective Time, except that no provision in Article IX may be amended or waived at any time pursuant to its terms.

ARTICLE IX

Section 9.1. This Plan of Merger and the Bank Merger shall be adopted and approved as follows: (i) by resolutions of the board of directors of Hopkins Bank duly adopted at a meeting thereof; (ii) by written consent of Hopkins, as the sole stockholder of Hopkins Bank, in lieu of a special meeting; (iii) by resolutions of the board of directors of Bay Bank duly adopted at a meeting thereof; and (iv) by written consent of Bay, as the sole stockholder of Bay Bank, in lieu of a special meeting.

Section 9.2. The Bank Merger shall be effective on the later of (i) the time and date designated by Bay Bank to the OCC as the time and date on which the Bank Merger shall be effective, and (ii) the time and date on which the OCC orders the Bank Merger to be effective (the “Effective Time”); provided, however, that in no event shall the Effective Time be earlier than, or at the same time as, the effective time of the Merger.

Section 9.3. This Plan of Merger is subject to approval by the OCC, the Board of Governors of the Federal Reserve System or its designee, and Bay and Hopkins, as the sole stockholders of Bay Bank and Hopkins Bank, respectively.

Section 9.4. Notwithstanding any provision of this Plan of Merger to the contrary, it shall be a condition to the consummation of the Bank Merger and the parties’ obligations to consummate the Bank Merger that, immediately prior to the Effective Time, the Merger shall have been consummated.

ARTICLE X

All notices under this Plan of Merger shall be in writing and shall be deemed sufficient and duly given: (a) when delivered personally to the recipient; (b) upon confirmation of good transmission if sent by facsimile; or (c) when delivered to the last known address of the recipient (i) one business day after delivery to a reputable express courier service for next-day delivery (charges prepaid), or (ii) three days after being sent to the recipient by certified mail, return receipt requested and postage prepaid, addressed as follows:

if to Hopkins Bank:	Alvin M. Lapidus
Chairman
Hopkins Federal Savings Bank
Hilton Plaza, Suite 101
1726 Reisterstown Road,
Baltimore, Maryland 21208
Fax: (410) 536-7394

with a copy to:	Frank C. Bonaventure, Jr., Esquire
Ober, Kaler, Grimes & Shriver
100 Light Street
Baltimore, Maryland 21202
Fax: (443) 263-7505

if to Bay Bank:	Bay Bank, FSB
7151 Columbia Gateway Drive, Suite A
Columbia, MD 21046
Attn: Joseph J. Thomas, President and CEO
Fax: (410) 312-5435

with a copy to:	Andrew Bulgin, Esquire
Gordon Feinblatt LLC
233 East Redwood Street
Baltimore, Maryland 21202
Fax: (410) 576-4196

or to such other address as such party may designate by notice to the others and shall be deemed to have been given upon receipt.

ARTICLE XI

From time to time as and when reasonably requested by the Merged Bank and to the extent permitted by law and at the expense of the Merged Bank, the officers and directors of Hopkins Bank and Bay Bank last in office shall execute and deliver such assignments, deeds and other instruments and shall take or cause to be taken such further or other action as shall be necessary in order to vest or perfect in or to confirm of record or otherwise to the Merged Bank title to, and possession of, all of the property, rights, power and franchises of Hopkins Bank and Bay Bank, including, without limitation, all rights and interests of Hopkins Bank and Bay Bank in any fiduciary and/or custodial capacity, and otherwise to carry out the purposes of this Plan of Merger, and the proper officers and directors of the Merged Bank, as the receiving and surviving entity, are fully authorized to take any and all such action in the name of Hopkins Bank and Bay Bank or otherwise.

ARTICLE XII

This Plan of Merger is binding upon and is for the benefit of Hopkins Bank and Bay Bank and their respective successors and permitted assigns; provided, however, that neither this Plan of Merger nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of each other party hereto. This Plan of Merger is not made for the benefit of any person, firm, corporation or association not a party hereto and no other person, firm, corporation or association shall acquire or have any right under or by virtue of this Plan of Merger.

ARTICLE XIII

Notwithstanding any other provision of this Plan of Merger, the parties may, by mutual agreement, terminate this Plan of Merger at any time prior to the Effective Time. In addition, this Plan of Merger will terminate upon the termination of the Merger Agreement.

ARTICLE XIV

This Plan of Merger shall in all respects be interpreted, enforced, and governed under the laws of the State of Maryland, without regard to Maryland’s conflict-of-laws provisions, except to the extent federal law may be applicable. The parties hereby submit to the jurisdiction and venue of the courts of Maryland, and any legal or equitable action to enforce this or any related agreements may only be brought in the circuit courts therein.

ARTICLE X

Any term or provision of this Plan of Merger which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Plan of Merger or affecting the validity or enforceability of any of the terms or provisions of this Plan of Merger in any other jurisdiction. If any provision of this Plan of Merger is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

ARTICLE XI

This Plan of Merger may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Plan of Merger and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Plan of Merger as to the parties and may be used in lieu of the original Plan of Merger for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, Hopkins Bank and Bay Bank have each caused this Plan of Merger to be executed as of the date first above written.

ATTEST:		HOPKINS FEDERAL SAVINGS BANK

By:		By:
Name:		Name:	Alvin M. Lapidus
Title:		Title:	Chairman

ATTEST:		BAY BANK, FSB

By:		By:
Name:	Larry Pickett	Name:	Joseph J. Thomas
Title:	EVP and CFO	Title:	President and CEO

SCHEDULE 1

Branches, Facilities and Offices of

Bay Bank, FSB and

Hopkins Federal Savings Bank

Main Office (and Branch Office) of Bay Bank, FSB

7151 Columbia Gateway Drive, Suite A, Columbia, MD 21046

Branch Offices of Bay Bank, FSB

427 Crain Highway, NE, Glen Burnie, Maryland 21061

344 N. Charles Street, Baltimore, Maryland 21201

3700 E. Northern Parkway, Baltimore, Maryland 21206

531 South Conkling Street, Baltimore, Maryland 21224

1070 Maiden Choice Lane, Arbutus, Maryland 21229

10301 York Road, Cockeysville, Maryland 21030-3202

2328 West Joppa Road, Lutherville, Maryland 21093-4637

4040 Schroeder Avenue, Perry Hall, Maryland 21128

1740 East Joppa Road, Baltimore, Maryland 21234

602 Hoagie Drive, Bel Air, Maryland 21014-1884

Main Office (and Branch Office) of Hopkins Federal Savings Bank

Hilton Plaza Suite 101, 1726 Reisterstown Road, Baltimore, MD 21208

Branch Offices of Hopkins Federal Savings Bank

134 S. Eaton Street, Baltimore, Maryland 21224

EXHIBIT D

BUSINESS PROTECTION AGREEMENT

THIS BUSINESS PROTECTION AGREEMENT (this “Agreement”) is made this ___ day of _______________, 2016, by and between Bay Bancorp, Inc., a Maryland corporation, and its Subsidiaries (individually and collectively, “Bay”), and Alvin M. Lapidus (the “Advisor”).

Background

Bay Bancorp, Inc. and Hopkins Bancorp, Inc., a Maryland corporation (“Hopkins”), have entered into a certain Agreement and Plan of Merger, dated as of December __, 2015 (the “Merger Agreement”), pursuant to which, among other things, Hopkins will merge with and into Bay Bancorp, Inc., with Bay Bancorp, Inc. as the surviving corporation (the “Merger”). Immediately following the effective time of the Merger, Hopkins Federal Savings Bank, a federal savings bank and wholly-owned Subsidiary of Hopkins, will merge with and into Bay Bank, FSB, a federal savings bank and wholly-owned Subsidiary of Bay Bancorp, Inc. (“Bay Bank”).

Following the effective time of the Merger, the boards of directors of Bay Bancorp, Inc. and Bay Bank will appoint the Advisor as Chairman Emeritus, to serve in an advisory capacity to such boards. The Advisor has a controlling interest in Hopkins via his ownership of Hopkins Common Stock, has significant experience with Hopkins, its Subsidiaries and their customers, and, in his capacity as an advisor to Bay Bancorp, Inc. and Bay Bank, will develop, and assist Bay in developing, the goodwill of Bay with employees, customers and prospects. The Advisor’s execution and delivery of this Agreement is a condition to Bay Bancorp’s obligation to consummate the Merger. All capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                  Covenants to Protect Bay’s Business.

(a)                Restrictive Covenant. Except as provided herein, during the Advisor’s term as Chairman Emeritus with Bay Bancorp, Inc. and Bay Bank and for three (3) years after the later to occur of (1) the date on which the Advisor ceases to serve as Chairman Emeritus of Bay Bancorp, Inc. and Bay Bank and (2) the effective date of the Merger (the “Restricted Period”), the Advisor shall not, directly or indirectly, as owner, partner, director, officer, employee, agent, consultant, advisor, contractor or otherwise, whether for consideration or without consideration, for the benefit of any person, entity or group (a “Person”) other than for Bay, take any of the following actions:

(i)	compete with or otherwise engage in the sale of any products or the performance of any services in any state or other jurisdiction in which Bay has an office that are the same as or substantially similar to, or which are intended to substitute for, services or products offered or provided by Bay during the Restricted Period;

(ii)	solicit any Business Relation (as hereinafter defined) to purchase, or sell or otherwise provide to any Business Relation, any products or services which are the same as or substantially similar to, or which are intended to substitute for, products or services offered or provided by Bay during the Restricted Period;

(iii)	employ, engage or solicit for employment or for engagement as an independent contractor or consultant, any Person who was employed by, or any Person who was engaged as an independent contractor by, Bay during the preceding 12 months; or

(iv)	urge any Person to reduce its business with Bay or to reduce its employment with or provision of services to Bay.

(b)               “Business Relation” Defined. “Business Relation” means any Person who, at any time during the Restricted Period, was a Person (i) that is or was a customer of Bay, (ii) that had entered into any contract or other arrangement with Bay for the provision of services or the sale of products, (iii) to whom Bay had furnished or planned to furnish a proposal for the performance of services or the sale of products, or (iv) with whom Bay entered or agreed to enter into any other business relationship such as a joint venture, collaborative agreement, joint development agreement, teaming arrangement or agreement, or similar arrangement or understanding for the provision of services or sale of products.

(c)                Acknowledgement. The Advisor hereby acknowledges and agrees that the restrictions contained in this Section 1 regarding geographical scope, length of term and types of activities restricted are reasonable; and the Advisor has no intention of competing with Bay within such limitations.

(d)               Exclusions. The parties hereto agree that the Advisor may make loans to and enter into or maintain other business relationships with family members without violating Section 1(a) of this Agreement. The Advisor may also make loans to third parties without violating Section 1(a) of this Agreement subject to the Advisor giving Bay a right of first refusal to make such loan to a third party. In the event the Advisor desires to make a loan to a third party, the Advisor shall provide Bay with notice of his desire to make such loan five Business Days prior to making a commitment to make such loan. Prior to the end of such five Business Day-day period, Bay shall inform the Advisor as to whether it desires to exercise its right of first refusal to make such loan. In the event Bay does not exercise its right of first refusal or does not inform the Advisor of its decision within such five Business-Day period, the Advisor may make such loan and the making of such loan shall not violate Section 1(a) of this Agreement.

2.                  No Disparaging Statements. During the Restricted Period, except as may be required by applicable law, the Advisor will not make any statements or comments of a disparaging nature to third parties regarding Bay or its officers, directors, personnel or products.

3.                  Benefits Received by Advisor. As partial consideration for the Advisor’s covenants made herein, the Advisor shall be entitled to receive, during the period that he serves as Chairman Emeritus of the boards of directors of Bay Bancorp, Inc. and Bay Bank, the same monthly cash compensation (i.e., cash directors fees) as non-employee directors of Bay Bancorp, Inc. and Bay Bank are entitled to receive, as the same may be set from time to time by such boards.

4.                  Miscellaneous Provisions:

(a)                Applicable Law. This Agreement has been made in and shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any conflicts of laws principles which would apply the law of another jurisdiction. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION ARISING UNDER THIS AGREEMENT. Any judicial proceeding arising out of or relating to this Agreement (including any declaratory judgments) shall be filed exclusively in the State or Federal courts of Maryland, and each party hereby consents to, and will submit to, the personal and subject matter jurisdiction of such courts in any proceeding to enforce any of its obligations under this Agreement and shall not contend that any such court is an improper or inconvenient venue. The foregoing shall not limit the right of any party to obtain execution of judgment in any other jurisdiction.

(b)               Entire Agreement. This Agreement embodies and constitutes the entire understanding among the parties with respect to the matters described herein, and all prior or contemporaneous agreements, understanding, representations and statements, oral or written, with respect thereto are of no force or effect unless specifically set forth herein.

(c)                Modification. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

(d)               No Employment Agreement. This Agreement does not create, and shall not be deemed to create, any legal or equitable right of the Advisor to serve as an employee of or to continue service as an advisor to Bay.

(e)                Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

(f)                Binding Effect. The Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and assigns and their representatives.

(g)               Severability; Modification. The parties agree that the provisions and covenants contained in each of the Sections of this Agreement, and within the Sections themselves, including, in particular, Section 1, are intended to be separate and divisible provisions and covenants and if, for any reason, any one or more of them shall be held to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) the same shall not be held to affect the validity of any other provision or covenant contained in this Agreement and (ii) the same shall be deemed to be modified to the minimum extent necessary for it to be legally enforceable. The parties hereby expressly request any court of competent jurisdiction to enforce any such provision or covenant or to modify any provision thereof so that it shall be enforced by such court to the fullest extent permitted by applicable law.

(h)               Gender. Whenever herein the singular number is used, the same shall include the plural and the masculine gender shall include the feminine and neuter genders.

(i)                 Notices. All notices and communications hereunder shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party; if intended for Bay Bancorp, Inc., such notice or communication shall be addressed to it, to the attention of its President and Chief Executive Officer, at its principal office; if intended for the Advisor, such notice or communication shall be addressed to the Advisor at the Advisor’s address as shown in Bay Bancorp, Inc.’s records.

(j)                 Counterparts. This Agreement may be executed in any number of counterparts, each copy of which shall serve as an original for all purposes, but all copies shall constitute but one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of an original of this Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF transmission shall be deemed to be their original signatures for all purposes.

(k)               Waiver. Failure to insist upon strict compliance with any of terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment or any night or power hereunder at any one instance or instances be deemed a waiver or relinquishment of such right or power at any other time or times.

(l)                 Remedies; Prevailing Party. Bay’s sole and exclusive remedy in the event it alleges a breach of this Agreement by the Advisor shall be injunctive relief. Bay agrees that, in the event it alleges a breach by the Advisor, it will not seek monetary relief in any form. In any legal action relating to this Agreement, the prevailing party in such action shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys' fees incurred in such action.

[SIGNATURES APPEAR ON NEXT PAGE]

[SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	BAY BANCORP, INC.,
on behalf of itself and its Subsidiaries:

By:
	Name:	Joseph J. Thomas
	Title:	President and Chief Executive Officer

WITNESS:	ADVISOR:

DISCLOSURE SCHEDULE INDEX

Hopkins Disclosure Schedules

Bay Disclosure Schedules

The foregoing disclosure schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementaly a copy of any omitted schedule to the Commission upon request.